ASSET PURCHASE AGREEMENT

Between

DXP ENTERPRISES, INC.
(“Buyer”)

and

ROCKY MTN. SUPPLY, INC.
(“Seller”)

and

THE SHAREHOLDERS

JANUARY __, 2008

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into this __ day of January, 2008 (“the Effective Date”), by and among ROCKY MTN. SUPPLY, INC., a Colorado corporation (the “Seller”), the SHAREHOLDERS and DXP ENTERPRISES, INC., a Texas corporation (the “Buyer”).

W I T N E S S E T H:

WHEREAS, the Seller desires to transfer to the Buyer the Business and all of the Transferred Assets and the Assumed Liabilities and the Buyer desires to acquire such Business, Transferred Assets and Assumed Liabilities, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, the parties hereto desire to set forth certain representations, warranties, covenants and agreements, all as more fully set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1
PURCHASE AND SALE OF ASSETS

1.01 Transferred Assets.

(a) Subject to the terms and conditions of this Agreement and in consideration of the obligations of the Buyer as provided herein, and except for the Excluded Assets as provided in Section 1.02 hereof, at the Closing, the Seller shall sell, assign, transfer, grant, bargain, deliver and convey to the Buyer, free and clear of all Liens, other than Permitted Liens, all of Seller’s right, title and interest in, to and under the Business, as a going concern, and all assets owned or leased and used by the Seller in connection with or arising out of the Business of every type and description, real or personal, tangible and intangible, wherever located and whether or not reflected on the books and records of the Seller (hereinafter sometimes collectively referred to as the “Transferred Assets”), including, but not limited to:

(i)	all tangible personal property, including but not limited to the Equipment, furniture and vehicles set forth in Schedule 1.01(a)(i) to the Disclosure Schedule;

(ii)	all Inventories, including the Inventories set forth in Schedule 1.01(a)(ii) to the Disclosure Schedule;

(iii)	all cash, accounts receivable and other rights to payment from customers of Seller, including the accounts receivable set forth in Schedule 1.01(a)(iii) to the Disclosure Schedule;

(iv)	the Proprietary Information, including but not limited to the name “Rocky Mtn. Supply” or any derivative thereof, and the names of the customers and suppliers of the Business;

(v)
all Contracts and Other Agreements, including but not limited to (A) all rights of Seller under non-disclosure or confidentiality agreements, non-compete or non-solicitation agreements with former employees, Transferred Employees and agents of Seller or with third Persons to the extent relating to the Business or the Transferred Assets and (B) all rights of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold and services provided to Seller or to the extent affecting any Transferred Assets or the Business (but specifically excluding warranties, representations and guaranties specifically and solely relating to any Excluded Assets or Retained Liabilities);

(vi)	[intentionally omitted];

(vii)
to the to the extent assignable, all prepaid expenses, deposits and similar assets of Seller, including but not limited to customer deposits, security for rent, electricity, telephone or other utilities and prepaid charges and expenses including prepaid rent and any prepaid items shown on Seller’s November 30, 2007 Financial Statements relating to the Transferred Assets and the Business;

(viii)
all documents that are related to the Business, including but not limited to documents relating to products, services, marketing, advertising, promotional materials, Proprietary Information, personnel files of the Transferred Employees and all files, customer files and related documents (including credit information), supplier lists, records, literature and correspondence, to the extent permitted by law to be assigned and transferred;

(ix)
to the extent assignable, all permits, including but not limited to environmental permits used by Seller in the Business and all permits necessary to conduct the Business as currently conducted, and all rights, and incidents of interests therein;

(x)	all supplies and computer equipment owned by Seller and used or held for use in connection with the Transferred Assets and the Business;

(xi)
to the extent not used to repair or replace any Transferred Assets, all rights to third-party property and casualty insurance proceeds to the extent receivable in respect of property or assets that would otherwise be Transferred Assets; and

(xii)	all other intangible assets of Seller, if any, associated with the Transferred Assets and the Business.

(b) The Seller shall use its reasonable efforts to obtain, or as the case may be assist the Buyer in obtaining, such consents of third parties as are necessary for the assignment of the Transferred Assets; provided, however, that Seller shall not be required to pay any amounts in respect of obtaining such consents.  To the extent that any of the Transferred Assets are not assignable or consents to the assignment thereof cannot be obtained as herein provided, such Transferred Assets shall be held by the Seller in trust for the Buyer and any obligations with respect thereto shall be performed by the Buyer in the name of the Seller and all benefits and obligations derived thereunder shall be for the action of the Buyer.  The Seller shall, at the request of the Buyer, enforce in a reasonable manner, at the cost of and for the account of the Buyer, any and all rights of the Seller against such third party relating to any such Transferred Assets.  Seller shall promptly pay over to the Buyer all money or other consideration received by it in respect of such entitlement.

(c) The Seller shall also notify each Person which may have possession of the Transferred Assets on the Closing Date of the transfer of such Transferred Assets to the Buyer.

1.02 Excluded Assets.  There shall be excluded from the Transferred Assets (the “Excluded Assets”): (i) the life insurance policies insuring the lives of the Shareholders in the amounts of $915,000, in the aggregate, for Edward Rutt and $652,000 for Dennis Hinchley, (ii) the minute books, organizational documents, stock registers and such other books and records of Seller pertaining to ownership, organization or existence of Seller as a corporation, provided, however, duplicate copies of such records shall be provided to Buyer as are reasonably necessary to enable Buyer to file tax returns and file information with the Securities and Exchange Commission, and (iii) those assets of listed or described on Schedule 1.02 of the Disclosure Schedule.

1.03 Consideration.

(a) The consideration for Buyer’s purchase of the Transferred Assets and the Business shall be:  (i) subject to adjustment as otherwise provided under this Section 1.03, $4,050,000.00 (the “Seller Cash Payment”), (ii) a promissory note in the form of Exhibit “A” in an original principal amount of $400,000.00 (the “Seller Note”, which along with the Seller Cash Payment, subject to adjustment as otherwise provided in this Section 1.03, shall be the “Seller Purchase Price”), and (iii) the assumption of the Assumed Liabilities (together with the Seller Purchase Price, shall be the “Seller Consideration”).  On the Closing Date, Buyer shall (x) pay the Seller Cash Payment to Seller (i) by wire transfer of $3,425,500.00 of same day funds into an account(s) designated by Seller and (ii) by wire transfer of $624,500.00 (the “Escrow Amount”) to the escrow account as specified in the Escrow Agreement and (y) deliver to Seller the duly executed Seller Note.

(b)           In consideration of the Shareholders covenants and agreements as set forth in Section 7.07 and 7.10 hereof, on the Closing Date Buyer shall execute and deliver to each of the Shareholders the Shareholder Note in the amount of $150,000.00.  In the event Buyer were to seek damages for any breach of Section 7.07 or 7.10, the amount specified in the immediately preceding sentence or otherwise allocated by the parties to the covenants set forth in Sections 7.07 and 7.10 shall not be considered a measure of or limit on such damages.  On the Closing Date, Buyer shall enter into and consummate with the Shareholders a separate purchase of the goodwill and intangible assets of the Shareholders associated with the Business, and in consideration therefor shall pay each of the Shareholders the amount of $225,000 (for an aggregate payment in respect thereof to the Shareholders of $450,000, the “Personal Goodwill Consideration”) by wire transfer of same day funds into an accounts designated by the Shareholders.

(c)           Not later than sixty (60) days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller and the Shareholders a statement setting forth Buyer’s calculation of Net Working Capital as of the end of business on January 31, 2008 (the "Closing Statement"), which shall be prepared by Buyer in accordance with Schedule 14.42.

(d)           If Seller disagrees with Buyer’s calculations in the Closing Statement, Seller may, within fifteen (15) days after delivery of the Closing Statement, deliver a notice to Buyer disagreeing with such calculation and setting forth Seller’s calculation of such amounts (a "Dispute Notice").  Any such Dispute Notice shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other calculations and amounts contained in the Closing Statement.  If a Dispute Notice shall be duly delivered by Seller to Buyer, Buyer and Seller shall, during the fifteen (15) days following such delivery, use their good faith efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the Net Working Capital as of the Closing Date, as applicable, which amount shall not be less than the amount thereof shown in the Closing Statement nor more than the amount thereof shown in Seller’s Dispute Notice.  If the parties so resolve all disputes, the computation of the Net Working Capital as of the Closing Date, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on all parties.  If during such period, Buyer and Seller are unable to reach an agreement, they shall within five (5) days thereafter cause Hein & Associates, LLP (the “Firm”) to review this Agreement and the disputed items or amounts for the purpose of calculating the Net Working Capital as of the Closing Date (it being understood that in making such disputed calculation, the Firm shall be functioning as an expert and not as an arbitrator).  In making such disputed calculation, the Firm shall consider only those items or amounts in the Closing Statement and the Dispute Notice to which Seller has disagreed.  The Firm shall deliver to Buyer and Seller, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Firm), a report setting forth the calculations of the Net Working Capital as of the Closing Date.  Such report shall be final and binding upon Buyer, Seller and the Shareholders and judgment may be entered to enforce such report in any court of competent jurisdiction.  The fees, costs and expenses of the Firm (“the Expenses”) shall be  paid as follows: (i) if the event the Firm agrees with Buyer’s calculation of the Net Working Capital, then Seller shall pay the Expenses, (ii) if the Firm agrees with Seller’s calculation of the Net Working Capital, then Buyer will pay the Expenses, or (iii) if the Firm does not agree with Buyer’s or Seller’s calculation of Net Working Capital, then the Expenses shall be prorated between Buyer and Seller based on the percentage of adjustment for each parties’ Net Working Capital calculation.

(f)           Buyer and Seller shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of the Net Working Capital and in the conduct of the review thereof, including the making available to the extent necessary books, records, work papers and personnel.

(g)           If the Final Net Working Capital is less than Four Million Two Hundred Seventy and No/100 Dollars ($4,270,000.00), Seller and Buyer shall set-off and apply such difference to the Seller Note in the direct order of maturity of the payments.

(h)           The Escrow Amount shall be held and disbursed pursuant to the terms and conditions of the Escrow Agreement.  Seller shall take all requisite action to provide notices and consummate the payment and redemption of all preferred stock issued by the Seller, with such payment and redemption to finally occur no later than the sixty-first (61st) day following the Closing Date.  Upon such final payment and redemption of the Seller’s preferred stock, any remaining amounts held in the escrow account under the terms of the Escrow Agreement (and not otherwise required for the payment of fees and expenses thereunder) shall be distributed to Seller, and Buyer agrees to consent to such final distribution.

1.04 Assumed Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing the Buyer will assume, effective as of the Closing Date, the following liabilities of Seller (collectively, the “Assumed Liabilities”):

(a)           all liabilities of Seller under the Contracts and Other Agreements that arise out of or relate to the performance thereof for the period from and after the Closing Date and the other obligations and liabilities associated with the operation of the Business from and after the Closing Date;

(b)           all Trade Payables of the Seller as of the Closing Date arising out of the ordinary course of the Business prior to the Closing Date;

(c)           all obligations of Seller with respect to unpaid payroll and sales taxes as of the Closing Date arising in the ordinary course of Business prior to the Closing Date;

(d)        the liabilities set forth in Article 6 assumed by Buyer;

(e)           the four (4) promissory notes payable to GMAC and secured by four (4) vehicles as described in the January 31, 2007 Financial Statements (and set forth therein in an aggregate amount of indebtedness of $40,258) provided to Buyer;

(f)           federal and state income taxes related to the Business from February 1, 2007 to the Closing Date (and for which Seller may be entitled to obtain reimbursement from Buyer in accordance with Section 1.07(c) hereof); and

(g)           those liabilities listed on Schedule 1.04(g).

1.05 Liabilities Not Assumed by the Buyer.  Except for the Assumed Liabilities and the warranty claims as provided in Section 7.09 hereof, the Seller shall pay and discharge in due course all of its liabilities, debts and obligations, whether known or unknown, now existing or hereafter arising, contingent or liquidated, including, without limitation, those listed in Schedule 1.05 of the Disclosure Schedule (the “Retained Liabilities”), and the Buyer shall not assume, or in any way be liable or responsible for, any of such Retained Liabilities.  Without limiting the generality of the foregoing, the Retained Liabilities shall include the following:

(a) any liability or obligation of the Seller arising out of or in connection with this Agreement and the consummation and performance of the transactions contemplated hereby, whether or not such transactions are consummated, including but not limited to, and except as otherwise provided herein, any liability for Taxes so arising;

(b) except as set out in Section 1.04(f), any liability or obligation for any and all Taxes of, or pertaining or attributable to, (i) the Seller for any period that ends on or before, or includes, the Closing Date, or (ii) the Business and/or the Transferred Assets for any period or portion thereof that ends on or before the Closing Date (including, but in no way limited to, any and all Taxes described in clauses (i) and (ii) of this Section 1.05(b) for which liability is or may be sought to be imposed on the Buyer under any successor liability, transferee liability or similar provision of any applicable foreign, federal, state or local law);

(c) except for the warranty claims as provided in Section 7.09 hereof, all other liabilities and obligations to any Person arising prior to the Closing or related to the conduct or operation of the Transferred Assets or the Business prior to the Closing Date, including, but not limited to, the Pre-Closing Obligations and the specific liabilities, obligations or litigation listed on Schedule 1.05(c) of the Disclosure Schedule; and

(d) all environmental costs and liabilities, to the extent arising out of or otherwise related to:  (i) the ownership or operation by Seller of the Transferred Assets or the Business prior to the Closing Date, and (ii) the Excluded Assets or any other real property formerly owned, operated, leased or otherwise used by Seller;

(e) except as set forth in Article 6, all liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services by Seller of any individual (including any Transferred Employee) on or before the Closing Date, (ii) worker’s compensation claims against Seller that relate to the conduct of the Business or the operation of the Transferred Assets on or before the Closing Date, irrespective of whether such claims are made prior to or after the Closing or (iii) any employee benefit plan of the Seller;

(f) all liabilities arising out of, under or in connection with any indebtedness of Seller, not specifically assumed by Buyer in this Agreement, including but not limited to notes payable to the Shareholders or to notes payable to any employee or employees of the Seller;

(g) all liabilities in respect of:  (i) any pending or threatened legal proceeding or any claim arising out of, relating to or otherwise in respect of the operation of the Business prior to the Closing Date or (ii) any Excluded Asset;

(h) except as provided in Section 7.09, all liabilities relating to any dispute with any client or customer of the Business existing as of the Closing Date or based upon, relating to or arising out of events, actions, or failures to act prior to the Closing Date; provided, however, the Buyer agrees to reasonably assist Seller in satisfying such dispute at Seller's cost, including by providing services of Buyer and the Transferred Employees and Transferred Assets; and

(i) all liabilities related to the preferred stock issued by the Seller, including but not limited to accumulated undeclared dividends, liquidation preferences or any other provisions of said preferred stock.

1.06 Prorations of Expenses and Certain Property Taxes.

(a) Any general property Tax assessed against or pertaining to the Transferred Assets, including pursuant to the Leases being entered per Section 7.08, for the taxable period that includes the Closing Date shall be prorated between the Buyer (after the Closing Date) and the Seller (prior to and including the Closing Date) as of the Closing Date.  In the event the amount of any such general property Tax cannot be ascertained as of the Closing Date, proration shall be made on the basis of the preceding year and to the extent that such proration may be inaccurate the Seller and the Buyer agree to make such payment to the other after the tax statements have been received as are necessary to allocate such general property Tax properly between the Seller and the Buyer as of the Closing Date.

(b) Except as otherwise provided in this Agreement, the Seller and the Buyer agree that amounts payable with respect to utility charges and other items of expense attributable to the conduct of the Business shall be prorated as of the Closing Date (with Seller responsible for the period up to and including the Closing Date and Buyer responsible for the period after the Closing Date) to the extent the charges and expenses cannot be identified as to the party who received the benefits to which such charges and expenses relate.

1.07 Transfer Taxes; Recording Fees; Tax Reimbursement.

(a) The Buyer and the Seller acknowledge and agree that the Purchase Price does not include any sales tax imposed as a result of the transfer of equipment and motor vehicles.  The Buyer hereby agrees to indemnify the Seller and the Shareholders against, and agrees to protect, save and hold the Seller and Shareholders harmless from, any loss, liability, obligation or claim (whether or not ultimately successful) for sales, transfer or other similar Taxes (and any interest, penalties, additions to tax and fines thereon or related thereto) imposed as a result of the consummation of the transactions contemplated by this Agreement.

(b) The Buyer shall pay any and all recording, filing or other fees relating to the conveyance or transfer of the Transferred Assets from the Seller to the Buyer.

(c) Seller shall timely file all Tax Returns relating to the operation of the Transferred Assets and conduct of the Business prior to the Closing Date.  If Seller remits any income taxes that are Assumed Liabilities of Buyer pursuant to Section 1.04(f) hereof, then Buyer shall promptly reimburse Seller for such payment upon provision by Seller of reasonable written evidence of such remittance.

1.08 Allocation of Purchase Price.

(a) Seller, the Shareholders and Buyer have prepared an initial written statement setting forth the allocation of the consideration (including, without limitation, the Seller Purchase Price and any adjustments thereto) deemed to have been paid for federal income tax purposes by the Buyer to the Seller and the Shareholders pursuant to this Agreement (the “Tax Consideration”) among the Transferred Assets and the other covenants and rights arising hereunder (the “Allocation”) and a copy of such written statement is attached hereto as Exhibit “H”.

(b) For federal income tax purposes (including, without limitation, Buyer’s, each Shareholder’s and the Seller’s compliance with the reporting requirements of Section 1060 of the Code), each of the Seller, Shareholders and the Buyer hereby agree to use the Allocation and to cooperate in good faith with each other in connection with the preparation and filing of any information required to be furnished to the Internal Revenue Service under Section 1060 of the Code (including, without limitation, Section 1060(b) and (e) of the Code) and any applicable regulations thereunder.  Without limiting the generality of the preceding sentence, the Buyer, Shareholders and the Seller agree to (i) report the Allocation to the Internal Revenue Service on Form 8594 and, if required, supplemental Forms 8594, in accordance with the instructions to Form 8594 and the provisions of Section 1060 of the Code and the applicable regulations thereunder, and (ii) coordinate their respective preparation and filing of each such Form 8594 and any other forms or information statements or schedules required to be filed under Section 1060 of the Code and the applicable regulations thereunder so that the Allocation and information reflected on such forms, statements and schedules shall be consistent.

(c) Notwithstanding the foregoing provisions of this Section 1.08, Buyer shall prepare and deliver to Seller and Shareholders from time to time revised statements of any Allocation to the extent that any matters need updating (including, without limitation, in respect of any adjustments under Section 1.03 hereof), which such revised statements shall be substantially consistent with the manner of allocation previously agreed by the Seller, Shareholders and the Buyer.

1.09 Right to Control Payment.  Buyer shall have the right, but not the obligation, to make any payment due from Seller with respect to any Retained Liabilities which are not paid by Seller within five (5) Business Days following written request for payment from Buyer; provided, however, that if Seller advises Buyer in writing during such five (5) Business Day-period that a good faith payment dispute exists or Seller has valid defenses to non-payment with respect to such Retained Liability, then Buyer shall not have the right to pay such Retained Liability.  Seller agrees to reimburse Buyer promptly and in any event within five (5) Business Days following written notice of such payment by Buyer for the amount of any payment made by Buyer pursuant to this Section 1.09.

1.10 Accounts Receivable.  Following the Closing Date, Seller and Shareholders shall provide reasonable assistance to Buyer in the collection of the accounts receivable.  If Seller shall receive payment in respect of the accounts receivable, then Seller shall promptly forward such payment to Buyer.

ARTICLE 2
CLOSING

Subject to the conditions set forth in this Agreement, the Closing shall take place at the offices of Brownstein Hyatt Farber Schreck, LLP, located in Denver, Denver County, Colorado, at 10:00 a.m. on or before January 31, 2008 or at such other time, date and place as the parties hereto shall mutually agree upon in writing (the “Closing Date”).  Except as set forth in Article 13, failure to consummate the transactions contemplated hereby on such date shall not result in a termination of this Agreement or relieve any party hereto of any obligation hereunder.  Title to, ownership of, control over and risk of loss of the Transferred Assets shall pass to the Buyer at the Closing.

ARTICLE 3
REPRESENTATIONS, WARRANTIES AND COVENANTS
OF THE SELLER AND THE SHAREHOLDERS

The Seller and the Shareholders, as applicable, hereby represent and warrant to the Buyer and covenant and agree as follows:

3.01 Corporate Matters.

(a) The Seller is a corporation organized, validly existing and in good standing under the laws of the State of Colorado.  The Seller is duly authorized, qualified and licensed and has all requisite power and authority under all applicable laws, ordinances and orders of public authorities to own, operate and lease its properties and assets and to carry on its business in the places and in the manner currently conducted.  There is no other jurisdiction in which the nature and extent of the Seller’s business or the character of its assets makes qualification to transact business as a foreign corporation necessary, except where failure to be so qualified would not be reasonably expected to result in a Material Adverse Effect.  The Seller has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(b) The Seller has no Subsidiaries.

(c) The Seller does not do business in any state or commonwealth under any name other than the corporate name set forth in the first paragraph of this Agreement.

(d) The Seller and the Shareholders represent and warrant to the Buyer that (i) the Shareholders hold of record and own beneficially 24,920 shares of the common stock which is all of the issued and outstanding common stock of the Seller free and clear of any Liens, except encumbrances on transfer generally imposed under applicable securities law; (ii) 61,144.5 shares of non-voting preferred stock of Seller are issued and outstanding, with some shares providing for an 8% cumulative dividend and other shares providing for a 12% cumulative dividend both payable semi-annually and all such shares are callable at $10 per share plus accumulated and unpaid dividends (the “Preferred Shares”); and (iii) no other form of stock of the Seller has been issued by the Seller.  Set out in Schedule 3.01(d) are the names of the parties that hold of record and own beneficially all of the preferred stock and common stock of the Company and the number of shares of non-voting preferred stock and common stock owned by each party.  Neither the Shareholders nor, to the Seller’s knowledge, any other Persons owning common stock and preferred stock of the Company are party to an option, warrant, purchase right, or other contract or commitment that could require the Shareholders or such other owners of the common or preferred stock to sell, transfer, or otherwise dispose of any preferred stock or common stock of the Seller (other than in this Agreement).  The Shareholders or the other owners of the preferred stock are not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any shares of the preferred or the common stock of the Seller.  All of the preferred and common stock of the Seller has been duly authorized and validly issued.  Set out in Schedule 3.01(d) are copies of the Articles of Incorporation and Bylaws of the Seller and all amendments thereto.

3.02 Validity of Agreement and Conflict with Other Instruments.

(a) This Agreement has been duly authorized by the Shareholders of the Seller.  No further corporate action is necessary on the part of the Seller to execute and deliver this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Seller and the Shareholders and is a legal, valid and binding obligation of the Seller and the Shareholders enforceable against the Seller and the Shareholders in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies.

(b) The covenants set out in Sections 7.07 and 7.10 hereof have been approved by all necessary corporate action on the part of Seller and, when executed and delivered at the Closing as contemplated by this Agreement, shall be legal, valid and binding obligations of the Seller and the Shareholders, enforceable against the Seller and the Shareholders in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies.

(c) The execution, delivery and performance of this Agreement and the other agreements and documents to be delivered by the Seller to the Buyer, the consummation of the transactions contemplated hereby or thereby, and the compliance with the provisions hereof or thereof, by the Seller will not, with or without the passage of time or the giving of notice or both:

(i)
conflict with, constitute a breach, violation or termination of any provision of, or give rise to any right of termination, cancellation or acceleration, or loss of any right or benefit or both, under, any of the Contracts and Other Agreements to which the Seller is a party or by which any of them is bound, other than, in each case, such that would not materially and adversely affect the ability of the Seller to consummate the transactions contemplated hereby or thereby;

(ii)	result in an acceleration or increase of any amounts due with respect to the Trade Payables;

(iii)	conflict with or violate the Articles of Incorporation or Bylaws of the Seller;

(iv)	result in the creation or imposition of any Lien on any of the Transferred Assets; or

(v)
violate any law, statute, ordinance, regulation, judgment, writ, injunction, rule, decree, order or any other restriction of any kind or character applicable to the Seller or any of their respective properties or assets.

(d) The execution, delivery and performance of this Agreement and the other agreements and documents to be delivered by the Shareholders, the consummation of the transactions contemplated hereby and thereby, and the compliance with the provisions hereof and thereof, by the Shareholders will not, with or without the passage of time or the giving of notice or both:

(i)
conflict with, constitute a breach, violation or termination of any provision of, or give rise to any right of termination, cancellation or acceleration, or loss of any right or benefit or both under any contract or other agreement to which the Shareholders are a party or by which any of them is bound, other than, in each case, such that would not materially and adversely affect the ability of each Shareholder to consummate the transactions contemplated hereby or thereby; or

(ii)
violate any law, statute, ordinance, regulation, judgment, writ, injunction, rule, decree, order or any other restriction of any kind or character applicable to the Shareholders or any of their respective properties or assets.

(e) Attached as Schedule 3.02(e) of the Disclosure Schedule are true, correct and complete copies of all resolutions adopted by the directors and shareholders of Seller with respect to the Seller approving this Agreement and the transactions contemplated hereby.  Such resolutions were adopted at meetings duly called and convened at which a quorum was present and acting throughout or by unanimous written consents.  Such resolutions are in full force and effect without amendment or modification.

3.03 Approvals, Licenses and Authorizations.

(a) Except as set forth on Schedule 3.03(a), no order, license, consent, waiver, authorization or approval of, or exemption by, or the giving of notice to, or the registration with, or the taking of any other action in respect of, any Person not a party to this Agreement, including any Governmental Entity, and no filing, recording, publication or registration in any public office or any other place is now, or under existing law in the future will be, necessary on behalf of the Seller to authorize the execution, delivery and performance of this Agreement or any other agreement contemplated hereby to be executed and delivered by them and the consummation of the transactions contemplated hereby or thereby (including, but not limited to, assignment of the Transferred Assets), or to effect the legality, validity, binding effect or enforceability thereof.

(b) Schedule 3.03(b) contains a list of all material licenses, permits, concessions, warrants, franchises and other governmental authorizations and approvals of all Governmental Entities required or necessary to carry on the Business in the places and in the manner currently conducted have been duly obtained, are in full force and effect.  Except as set forth on Schedule 3.03(b), no violations are in existence or have been recorded since January 1, 2007 with respect to such licenses, permits or other authorizations and no proceeding is pending or, to the best knowledge of the Seller, threatened with respect to the revocation or limitation of any of such licenses, permits or other authorizations.  The Seller has complied with all laws, rules, regulations and orders applicable to the Business, and all rules, regulations and orders respecting the provision of services by the Seller, except for violations that would not have a Material Adverse Effect.

3.04 Title to and Condition of Transferred Assets.  Seller represents and warrants to Buyer as follows:

(a) The Seller leases the Facilities.  All of the Transferred Assets are located at one of the Facilities.

(b) The Seller has good and marketable title to all Equipment free and clear of all Liens other than those Liens set forth on Schedule 3.04(b) of the Disclosure Schedule and Permitted Liens.  All of the Equipment is in the Seller’s possession and control and in good condition and repair, ordinary wear and tear accepted, and is suitable for the purposes used.

(c) All Inventories are set forth on Schedule 1.01(a)(ii) of the Disclosure Schedule.  The Seller has valid title to all Inventories free and clear of all Liens other than those Liens set forth on Schedule 3.04(c) of the Disclosure Schedule and Permitted Liens, which Liens shall be released on or prior to the Closing.  The Inventories are in good and marketable condition and are saleable in the ordinary course of business.  The Inventories constitute sufficient quantities for the normal operation of the Business and the Inventories will be in such sufficient quantities on the Closing Date.

(d) The accounts receivable comprising part of the Transferred Assets are owned by the Seller free and clear of all Liens (other than those Liens set forth in Schedule 3.04(d) of the Disclosure Schedule, which Liens shall be released on or prior to the Closing and Permitted Liens) and relate to receivables owed to the Seller.  All accounts receivable were generated in the ordinary course of business pursuant to bona fide transactions and are payable on ordinary trade terms.  The Seller is unaware of any existing facts or circumstances that could reasonably be expected to increase uncollectible accounts receivable beyond the allowance for bad debt reflected in the December 31, 2007 Financial Statements.

(e) The Seller owns or possesses licenses or other rights to use, and will at the Closing transfer to the Buyer, all rights to all Proprietary Information necessary for the conduct of the Business as currently conducted, except for standard "shrink wrapped, off the shelf" or "click-wrap" software.  Set forth in Schedule 3.04(e) of the Disclosure Schedule is a complete and accurate list of all patents, trademarks, copyrights and licenses that Seller owns or possesses or otherwise has rights to use pertaining to the Business, except for standard "shrink wrapped, off the shelf" or "click-wrap" software including the jurisdictions in which each such item has been issued or registered and the registration date.  No licenses, sublicenses, covenants or agreements have been granted or entered into by the Seller in respect of the items listed in Schedule 3.04(e) of the Disclosure Schedule except as noted thereon.  The Seller has not received any notice of infringement, misappropriation or conflict from any other Person with respect to such Proprietary Information except as noted in Schedule 3.04(e) of the Disclosure Schedule, and, to Seller's knowledge, the conduct of the Business has not infringed, misappropriated or otherwise conflicted with any Proprietary Rights of any such Person.  The Seller has not given indemnification for patent, trademark, service mark or copyright infringements except to licensees or customers in the ordinary course of business.  All of the Proprietary Information that is owned by the Seller is owned free and clear of all Liens except as set forth in Schedule 3.04(e) of the Disclosure Schedule and Permitted Liens.  All Proprietary Rights that are licensed by the Seller to third parties are licensed pursuant to valid and existing license agreements and such interests are not subject to any Liens other than those under the applicable license agreements.  The consummation of the transactions contemplated by this Agreement will not result in the loss of any Proprietary Information.  To Seller's knowledge, the present business practices, methods and operations of Seller regarding the Proprietary Information does not infringe, constitute an unauthorized use of, misappropriation or violate any copyright, mark, patent, trade secret or other similar right of any Person.  Except with respect to licenses of commercial off-the-shelf software Seller is not obligated, required or under any liability whatsoever to make any payments by way of royalties, fees or otherwise regarding the Proprietary Information.

(f) Other than the Facilities, there is no real property or interest in real property owned by Seller for use in the Business or in connection with the Transferred Assets.  Schedule 14.24 of the Disclosure Schedule sets forth a complete list of the six (6) Facilities leased by Seller, including a legal description of each such Facility (including the name of the third party lessor and the date of the lease and all amendments thereto).  There is not any events of default regarding said six Facility leases.  To Seller's knowledge, said leased real property is not subject to any rights of first refusal, options to purchase except as set out in the leases.

(g) Except for the current leases for the Facilities, the Seller owns or has rights to use, and is transferring to the Buyer hereunder, all tangible assets necessary for the conduct of the Business in the ordinary course consistent with past practices.  The conduct of the Business in the ordinary course is not dependent upon the right to use the property of others, except such property as is leased or licensed by Seller and assignable to Buyer pursuant to and included in the Transferred Assets.

3.05 Contracts and Commitments.  Seller represents and warrants to Buyer as follows:

(a) Other than leases for the Facilities and as otherwise set forth in Schedule 3.05(a) of the Disclosure Schedule, none of the Transferred Assets are subject to, and the Seller is not a party to or bound by:

(i)
any agreement, contract or commitment requiring the expenditure or series of related expenditures of funds in excess of $10,000 in any fiscal year (other than purchase orders in the ordinary course of business for goods necessary for the Seller to complete then existing contracts or purchase orders);

(ii)
any agreement, contract or commitment requiring the payment for goods or services whether or not such goods or services are actually provided or the provision of goods or services at a price less than the Seller’s cost of producing or supplying such goods or providing such services;

(iii)	any loan or advance to, or investment in, any Person or any agreement, contract, commitment or understanding relating to the making of any such loan, advance or investment;

(iv)
any contract, agreement, indenture, note or other instrument relating to the borrowing of money or any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for deposit or collection in the ordinary course of business);

(v)	any management service, employment, consulting or other similar type contract or agreement;

(vi)
any agreement, contract or commitment that would limit the freedom of the Buyer or any affiliate thereof following the Closing Date to engage in any line of business, to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any of the Transferred Assets or to compete with any Person or to engage in any business or activity in any geographic area;

(vii)
any agreement, lease, contract or commitment or series of related agreements, leases, contracts or commitments not entered into in the ordinary course of business or, except for agreements to purchase or sell goods and services entered into in the ordinary course of business of the Seller, not cancelable by the Seller without penalty to the Seller within 30 calendar days;

(viii)
other than in respect of the Seller’s customary general warranty for goods sold as described on Schedule 3.13(a) to the Disclosure Schedule, any agreement or contract obligating the Seller or that would obligate or require any subsequent owner of the Business or any of the Transferred Assets to provide for indemnification or contribution with respect to any matter;

(ix)	any sales, distributorship or similar agreement relating to the products sold or services provided by the Seller;

(x)	any license, royalty or similar agreement;

(xi)	any contract requiring performance by Seller for a period of one year or more or requiring Seller to purchase or sell a stated portion of its requirements or outputs;

(xii)	any contract regarding the acquisition by Seller of any operating business or material assets or the capital stock of any Person; or

(xiii)	any other agreement, contract or commitment that might reasonably be expected to have a Material Adverse Effect.

(b) Seller is not in material breach of any provision of, or is in material default (or knows of any event or circumstance that with notice, or lapse of time or both, would constitute an event of default) under the terms of any of the Contracts and Other Agreements that constitute a part of the Transferred Assets.  All of the Contracts and Other Agreements that constitute a part of the Transferred Assets are in full force and effect.  To Seller's knowledge, there are no pending or threatened disputes with respect to any of the Contracts and Other Agreements.

(c) The enforceability of the Contracts and Other Agreements that constitute a part of the Transferred Assets will not be affected in any manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and none of the Contracts and Other Agreements that constitute a part of the Transferred Assets require the receipt of the consent or waiver of any Person or Governmental Entity prior to the sale, assignment, transfer, conveyance or delivery thereof pursuant to this Agreement.

3.06 Financial Statements.  Seller represents and warrants to Buyer as follows:

(a) Attached as Schedule 3.06 to the Disclosure Schedule are true, correct and complete copies of (i) the reviewed balance sheets of the Business as of January 31, 2006 and January 31, 2007 and the compiled balance sheet of Business as of May 31, 2007,  August 31, 2007, September 30, 2007, October 31, 2007 and November 30, 2007, and (ii) the reviewed statements of income of the Business for the annual periods ended January 31, 2006 and January 31, 2007, and the compiled monthly and year-to-date statements of income of the Business for the applicable periods ended May 31, 2007,  August 31, 2007, September 30, 2007, October 31, 2007 and November 30, 2007.  No later than three (3) days prior to the Closing Date, Seller shall deliver to Buyer the compiled balance sheet and statement of income for the Business for the period ended December 31, 2007 (such balance sheet and statement of income, collectively with each of the balance sheets and statements of income described in clauses (i) and (ii) of this Section 3.06(a), referred to herein as the “Financial Statements”).

The Financial Statements:

(i)
fairly present the financial position of the Business as of their respective dates and the results of operations of the Business for the periods indicated therein (except, with respect to interim monthly reports, for normal recurring year-end adjustments that, individually or in the aggregate,  would not be material);

(ii)
have been reviewed or compiled, as applicable, by Siebert & Associates, P.C. in accordance with the Statements and Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants based on generally accepted accounting principles applied on a consistent basis throughout the periods covered by the Financial Statements (“GAAP”); and

(iii)
reflect all liabilities or obligations, whether accrued, absolute, contingent or otherwise, of the Seller that are Assumed Liabilities as required under GAAP consistently applied other than those liabilities incurred since January 31 2007, in the ordinary course of business consistent with past practice.

(b) The values at which the Inventories and accounts receivable are carried on the Financial Statements are in accordance with GAAP and reflect normal and consistent inventory valuation policies of the Seller.  The amounts shown for the accounts receivable on the Financial Statements are collectible or are net of adequate reserves reflected in the Financial Statements.

3.07 Taxes.  Seller represents and warrants as follows:

(a) All Tax Returns that are required to be filed (taking into account all extensions) on or before the Closing Date for, by, on behalf of or with respect to the Seller, including, but not limited to, those relating to the Business, the Transferred Assets and the Assumed Liabilities, and those which include or should include the Seller, the Business, the Transferred Assets or the Assumed Liabilities, have been or will be timely filed with the appropriate foreign, federal, state and local authorities on or before the Closing Date, and all Taxes shown to be due and payable on such Tax Returns or related to such Tax Returns have been or will be timely paid in full on or before the Closing Date;

(b) All such Tax Returns and the information and data contained therein have been or will be properly and accurately compiled and completed in all material respects, fairly present or will fairly present the information purported to be shown therein, and reflect or will reflect all liabilities for Taxes for the periods covered by such Tax Returns;

(c) None of such Tax Returns are now under audit or, to the Seller’s knowledge, examination by any foreign, federal, state or local authority and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Tax or deficiency of any nature against the Seller, the Business or the Transferred Assets, or with respect to any such Tax Return, or any suits or other actions, proceedings, investigations or claims now pending or threatened against the Seller, the Business or the Transferred Assets with respect to any Tax, or any matters under discussion with any foreign, federal, state or local authority relating to any Tax, or any claims for any additional Tax asserted by any such authority;

(d) All Taxes due and owing from the Seller or assessed and due and owing against the Business or the Transferred Assets on or before the Closing Date have been or will be timely paid in full on or before the Closing Date;

(e) The Transferred Assets are not, and on the Closing Date will not be, subject to or liable for any special assessments or similar types of impositions;

(f) All withholding Tax and Tax deposit requirements imposed on the Seller and applicable to the Business for any and all periods prior to and including the Closing Date have been or will be timely satisfied in full; and

(g) The Financial Statements reflect adequate provision by the Seller for the payment in full of any and all unpaid Taxes which in any way may affect the Transferred Assets or the Business for any and all periods or portions thereof ending on or before the respective dates thereof.

3.08 No Violations or Litigation.  Seller represents and warrants to Buyer as follows:

(a) Seller is currently not in material violation of, and the consummation of the transactions contemplated hereby will not cause any violation of, any order of any Governmental Entity or any law, ordinance, regulation, order, requirement, statute, rule, permit, concession, grant, franchise, license or other governmental authorization relating or applicable to the Seller, the Business or to any of the Seller’s properties, assets or operations, including without limitation, the Transferred Assets.

(b) There is no action, suit, claim, investigation or legal, administrative, arbitration or other proceeding, or governmental investigation or examination, or any change in any zoning or building ordinance pending or, to the Seller’s knowledge, threatened against or affecting the Seller, the Business or any of the Transferred Assets, at law or in equity, before or by any Governmental Entity and, to Seller's knowledge, no basis exists for any such action, suit, claim, investigation or proceeding.

3.09 No Adverse Changes or Events.  Other than as set forth on Schedule 3.09 to the Disclosure Schedule, since January 31, 2007, the Business has been consistently operated only in the ordinary course and there has not been:

(a) any adverse change or any occurrence, circumstance or combination thereof that might reasonably be expected to have an adverse change in the financial condition, assets, liabilities (contingent or otherwise), results of operations, business or prospects of the Seller before or after the Closing Date;

(b) any damage, destruction or loss, whether or not covered by insurance, adversely affecting the Transferred Assets or the Business having a replacement cost of more than $5,000 for any single loss or $25,000 for all such losses;

(c) except for ordinary salary increases and year end bonuses that have been disclosed in writing to the Buyer at least fifteen (15) days prior to the Closing, any increase in the compensation or rate of compensation or commissions or bonuses payable or to become payable by the Seller to any Transferred Employee on or after December 31, 2007, agent or representative that is not consistent with past practice, any payment or accrual of, or commitment with respect to, any bonus plan, vacation pay, sick leave, deferred compensation, insurance, pension, salary continuation for disability or severance or termination arrangement that is not consistent with past practice or any change or modification to any severance arrangement or any agreement to increase the coverage or benefits available under any employee benefit plan or arrangement;

(d) any debt, obligation, mortgage, security interest or liability incurred by the Seller, any assumption, guarantee, endorsement or other responsibility by the Seller for the liability or obligation of any other Person (whether absolute, accrued, contingent or otherwise), or any engagement in any other transaction by the Seller other than in the ordinary course of business;

(e) any mortgage, pledge or creation of any Lien with respect to any of the Transferred Assets other than Permitted Liens;

(f) any sale, assignment, transfer or other disposition or lapse of any Proprietary Rights or disclosure to any Person (other than employees of the Seller in the scope of their employment) of any Proprietary Rights material to the Business;

(g) any write up or write down in the value of any Equipment or Inventories;

(h) any cancellation or compromise of any material claims, or any waiver of any other material rights relating to the Business, or any sale, transfer or other disposition of any material properties or assets, real, personal or mixed, tangible or intangible, of the Business (other than sales of Inventories in the ordinary course of business);

(i) any change in the Seller’s method of accounting for financial, Tax or other purposes;

(j) any material change in the customary methods used in operating the Business (including the pricing practices) or any material change in the sales operations, including but not limited to promptly paying or discharging current liabilities;

(k) any commitment to make any capital expenditures in respect to the Business;

(l) instituted or settled any legal proceeding;

(m) any grant of a license or sublicense of any rights under or with respect to any Proprietary Information; or

(n) any settlement or compromise of any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes.

3.10 Environmental Matters.  Seller represents and warrants to Buyer as follows:

(a) Seller has not caused or allowed the generation, use, treatment, storage, or disposal of Hazardous Materials at any site or facility owned, leased or operated by the Seller including but not limited to the Facilities or used in the Business except in accordance with all applicable Environmental Laws and would not result in any liability, contingent or otherwise, to the Buyer or its affiliates;

(b) the Seller does not own or lease any real property, improvements or related assets that form a part of the Transferred Assets or the Business that have been subject to the release of any Hazardous Materials;

(c) the Seller has secured all Environmental Permits necessary to the conduct of the Business and the operations and the Seller is in compliance with such permits;

(d) the Seller has not received any notice concerning any proposal to amend, revoke or replace any Environmental Permit, or requiring the issuance of any additional Environmental Permit, and to the Seller’s knowledge no such proposal exists;

(e) the Seller has not received inquiry or notice and, to its knowledge, has no reason to suspect or believe it will receive inquiry or notice of any actual or potential proceedings, claims, lawsuits or losses related to or arising under any Environmental Law;

(f) the Seller is not currently operating or required to be operating under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, and/or corrective action decree, order or agreement issued or entered into under any federal, state or local statute, regulation or ordinance regarding the environment and/or health or safety in the work place;

(g) the Seller has not transported, arranged for the transportation of or disposed of any substance in a manner that may lead to claims against the Buyer for clean-up costs, remedial work, damages to natural resources or for personal injury claims; and

(h) Seller has provided to Buyer all environmentally related audits, studies, reports, analyses and results of investigations that have been performed with respect to any currently or previously owned, leased or operated properties of Seller or of the Business.

3.11 Related Party Transactions.  Except as specifically set out in this Agreement or on Schedules 1.02 or 3.11 to the Disclosure Schedule, no employee, officer, director, partner, member or shareholder of Seller, any member of his or her immediate family or any of their respective Affiliates (i) owes any amount to Seller nor does Seller owe any amount to or has Seller committed to make any loan or extend or guarantee credit to or for the benefit of such persons, (ii) is involved in any business arrangement or other relationship with Seller, (iii) owns any property or right, tangible or intangible, that is used by Seller, (iv) has any claim or cause of action against Seller or the Business, or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, creditor or debtor of Seller or the Business.

3.12 Undisclosed Liabilities.  The Seller does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent, unliquidated, civil, criminal or otherwise, and whether due or to become due, other than liabilities that (a) are reflected or reserved against in the January 31, 2007 Balance Sheet, (b) are disclosed in any Schedule (or in any plan, instrument, lease or agreement referred to therein) or Exhibit hereto, (c) are liabilities incurred since January 31, 2007 in the ordinary course of business.

3.13 Warranties, Product Liability and Insurance.  Seller represents and warrants to Buyer as follows:

(a) Except for warranties implied by law and the Seller’s customary general warranty for goods sold as described on Schedule 3.13(a), the Seller has not given or made any warranties in connection with the sale or rental of goods or services, including, without limitation, warranties covering the customer’s consequential damages.  To Seller's knowledge, there are no facts or the occurrence of any event forming the basis of any present claim against the Seller with respect to warranties relating to products manufactured, sold or distributed by the Seller or services performed by or on behalf of the Seller except any claim that would not individually or in the aggregate exceed $10,000.  Seller has not sold any products or delivered any services that included a warranty for a period longer than one year.  To Seller's knowledge, Seller has not committed any act or failed to commit any act which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty on the part of Buyer with respect to the products designed, manufactured, assembled, repaired maintained, delivered sold or installed or services rendered by or on behalf of Seller or the Business.

(b) To Seller's knowledge, there is no state of facts or any event forming the basis of any present claim against the Seller not fully covered by insurance, except for deductibles and self-insurance retentions, for personal injury or property damage alleged to be caused by products shipped or services rendered by or on behalf of the Seller.

(c) Seller has insurance policies in full force and effect (i) for such amounts as are sufficient for all legal requirements to which Seller is a party or by which it’s bound and (b) which are in such amounts, with such deductibles and against such risks and losses, as is reasonable for the Business, assets and properties of Seller.  Set out in Schedule 3.13.(c) to the Disclosure Schedule is a list of all insurance policies held by or applicable to Seller.

3.14 Employee Matters.

(a) There are no collective bargaining or other labor union agreements to which the Seller is a party or by which it is bound.  To Seller’s knowledge, neither Seller nor the Business has encountered any labor union organizing activity or had any actual or threatened employee strikes, work stoppages, slowdowns or walkouts.

(b) The Seller does not contribute to or have an obligation to contribute to, and has not at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to, a multi-employer plan within the meaning of Section 3(37) of ERISA.

(c) The Seller does not have any defined benefit pension.  Seller does have employee benefit plan(s) established pursuant to Section 401(k) of the Code and such plan(s) has been maintained in all material respects in accordance with its terms and the provisions of applicable law.  Seller does have a profit sharing plan and such plan has been maintained in all material respects in accordance with its terms and the provisions of applicable law.  Other than the foregoing, Seller does not maintain any other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended.

(d) No lawsuit, complaint or investigation or governmental audit has been noticed, initiated or filed with respect to any employee benefit plan.  The Company has not incurred any liability to the PBGC or otherwise under ERISA.  There has not been any reportable event as defined in ERISA which would require the giving of notice or any event requiring the giving of notice to be provided.

(e) Schedule 3.14.(e) to the Disclosure Schedule sets forth a complete and correct list of all employee benefit plans and all other employee benefit arrangements or payroll practices maintained by Seller or to which Seller contributed or is obligated to contribute thereunder for current or former employees of the Seller or that cover employees of Seller.  All items listed on Schedule 3.14.(e) to the Disclosure Schedule have been maintained in all material respects in accordance with their terms and the provisions of applicable law.

(f) Any individual who performs services for Seller and who is not treated as an employee for federal income tax purposes by Seller is not an employee for such purposes.

3.15 Banks.  Schedule 3.15 to the Disclosure Schedule contains a complete and correct list of (a) the names and locations of all banks in which Seller has accounts or safe deposit boxes, (b) the account numbers of all such accounts and (c) the names of all persons authorized to draw thereon or to have access thereto.

3.16 Customers and Suppliers.  Since January 31, 2007, no material customer or supplier of the Business has terminated its relationship with the Business or has materially reduced or changed the pricing or has materially changed any other terms of its business with the Business and no material customer or supplier of the Business has notified Seller that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Business.

3.17 Executive Status.  Shareholders acknowledge and represent that they are and have been executive and management personnel of the Seller for many years.  Shareholders acknowledge that the covenants contained in Sections 7.07 and 7.10 hereof are a material element of this Agreement and that Buyer would not have entered into this Agreement or purchased the Business or the Transferred Assets without the Shareholders’ agreement to honor the provisions of Sections 7.07 and 7.10.

3.18 Definition of Knowledge.  For purposes of this Agreement and any document delivered at Closing, whenever the phrase (i) "to the Seller's knowledge" or the "knowledge" of the Seller or words of similar import are used, they shall be deemed to mean and are limited to the actual knowledge of the directors and officers of the Seller, upon Seller’s inquiry of such officers’ and directors’ actual knowledge, at the times indicated only, and not any implied, imputed or constructive knowledge of such individual, the Seller or the Shareholders.  Furthermore, it is understood and agreed that, except as expressly provided herein (including, without limitation, as provided in Article 10 hereof), none of the individuals named above shall, in any event or in any capacity, have any personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller and the Shareholders as follows:

4.01 Corporate Matters.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.  The Buyer has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.  This Agreement has been duly authorized, executed and delivered by the Buyer and is a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies.  The execution and delivery of this Agreement and the other agreements and documents to be delivered by the Buyer, the consummation of the transactions contemplated hereby and thereby and the compliance with the provisions hereof and thereof, by the Buyer will not, with or without the passage of time or the giving of notice or both, violate any provision of, or constitute a default under, any contract or other agreement to which the Buyer is a party or by which it is bound, conflict with its articles of incorporation or bylaws, other than violations, defaults or conflicts that would not materially and adversely affect the ability of the Buyer to consummate the transactions provided for in this Agreement.

4.02 Conflicts and Litigation.  The execution, delivery and performance of this Agreement and the other agreements and documents to be delivered by the Buyer to the Seller and the Shareholders, the consummation of the transactions contemplated hereby or thereby, and the compliance with the provisions hereof or thereof, by the Buyer will not, with or without the passage of time or the giving of notice or both violate any law, statute, ordinance, regulation, judgment, writ, injunction, rule, decree, order or any other restriction of any kind or character applicable to the Buyer or any of its respective properties or assets.  There are no legal proceedings pending or, threatened that are reasonably likely to prohibit, restrain or materially delay the ability of Buyer to enter into this Agreement or consummate the transactions contemplated hereby.

ARTICLE 5
ACCESS TO INFORMATION BY THE BUYER

5.01 Prior to Closing.  Until the Closing and pursuant to the terms and conditions of the Confidentiality Agreement executed by Seller and Buyer as of January 4, 2008 (“the CA”), the Seller will furnish the Buyer and its employees, officers, accountants, attorneys, agents, investment bankers and other authorized representatives with all books, records, financial information, contracts, and other data and information concerning the Business, commitments, personnel and properties and facilities of the Seller as the Buyer shall from time to time reasonably request and will afford the Buyer and its employees, officers, accountants, attorneys, agents, investment bankers and other authorized representatives reasonable access during normal business hours to the Seller’s offices, properties, books, records, financial information, contracts and documents (including Tax Returns filed and those in preparation) and will be given the opportunity to ask questions of, and receive answers from, representatives of the Seller with respect to the Business, the Transferred Assets and the other properties of the Seller (“the Inspection”).  The Inspection shall not include the Facilities and the inspection of the Facilities shall be conducted as set out in the leases for the Facilities.  All investigation on Seller's property or with employees of Seller must be conducted in the presence of a Shareholder (each Shareholder shall use their good faith efforts to be available as requested by Buyer) or with a Shareholder's prior approval (not to be unreasonably withheld, delayed, denied or conditioned).  No investigations by the Buyer or its employees, representatives or agents shall reduce or otherwise affect the obligation or liability of the Seller with respect to any representations, warranties, covenants or agreements made herein or in any Exhibit, Schedule or other certificate, instrument, agreement or document, including the Disclosure Schedule, executed and delivered in connection with this Agreement.  The Seller will cooperate with the Buyer and its employees, officers, accountants, attorneys, agents and other authorized representatives in the preparation of any documents or other materials that may be required by any Governmental Entity.

5.02 Public Information.  Until the Closing or termination hereof, the Buyer and the Seller will consult in advance on the necessity for, and the timing and content of, any communications to be made to the public and to the form and content of any application or report to be made to any Governmental Entity that relates to the transactions contemplated by this Agreement, except with respect to public announcements or disclosures in response to legal requirements (including, without limitation, requirements under the Federal securities laws).

ARTICLE 6
EMPLOYEE MATTERS

6.01 Hiring of Transferred Employees.  The Buyer shall offer employment (on an “at will basis”) to all of the Seller’s active hourly employees and other active salaried employees as of the Closing (all individuals who accept such offer are collectively, the “Transferred Employees”).  The Buyer shall not assume any liabilities or obligations of the Seller with respect to its employees, and the Buyer will have complete discretion as to the terms of employment that are offered to the Transferred Employees.  Nothing contained in this Section 6.01 is intended to confer upon any of the Seller’s employees any right to continued employment after the Closing Date.  Notwithstanding any other provision of this Agreement, the parties hereto do not intend to create any third-party beneficiary rights respecting any of the Seller’s employees or former employees as a result of the provisions herein and specifically hereby negate any such intention.

6.02 Employee Benefits.

(a) Except as set forth in Section 6.03 and otherwise provided herein, the Buyer shall not be liable or obligated under any employee benefit plan or for any other employee benefits that may have been established by the Seller for the Seller’s employees prior to the Closing, and the Seller expressly acknowledges that it has sole liability for all employee benefit costs accrued as of the Closing whether or not any or all of such employees are subsequently hired by the Buyer.  Without limiting the generality of the foregoing, the Seller acknowledges and agrees that the Buyer does not assume the sponsorship of, the responsibility of contributions to, or any liabilities in connection with any employee benefit plan maintained by the Seller for active employees, retirees, former employees, their beneficiaries or any other Person, including any employee pension benefit plan within the meaning of ERISA, employee welfare plan within the meaning of ERISA and any personnel policy, stock option plan, bonus or profit sharing plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding.

(b) With respect to the Transferred Employees the Seller will remain responsible for medical expenses covered under its plans (i) actually incurred prior to the Closing Date or (ii) actually incurred with respect to any hospitalization that began prior to the Closing Date until such hospitalization ends (as required under such plans), and the Buyer will be responsible for all other medical expenses incurred on or after the Closing Date to the extent covered under its plans without the application of any waiting period for coverage generally applicable to newly hired employees.  To the fullest extent permitted under its applicable policies of insurance and to the extent required by applicable law, the Seller shall maintain medical, health, hospitalization, life, travel and accident insurance coverage for the Transferred Employees in effect for so long as Buyer shall request; provided, however, that Buyer shall be responsible for all costs (if any) of maintaining such policies for all applicable periods following the Closing Date.  Seller’s cost of such insurance coverage from and after the Closing Date shall be borne by the Buyer and, to the extent applicable, Buyer agrees to reimburse Seller for such costs or expenses within thirty (30) days after receipt from Seller of proof of payment of such costs or expenses.  The Seller shall cooperate with the Buyer to provide continuity of such insurance coverage to the Transferred Employees.  Set out in Schedule 6.02(b) [this Schedule needs to be furnished] of the Disclosure Schedule is the list of all employees, their salary or hourly rate (as applicable), annual vacation and sick days and their outstanding balances in Seller’s 401(k) plan.

6.03 Severance Benefits; Employment Termination.  Buyer and Seller hereby agree that Buyer shall assume Seller’s obligation to make COBRA Coverage (as hereinafter defined) available to all of Seller’s qualified beneficiaries, as such term is defined by COBRA (26 U.S.C. § 4980B(g)(1) and 29 U.S.C. § 1167(3)) (the “M+A Qualified Beneficiaries”) in accordance with the provisions of COBRA (as hereinafter defined) and, accordingly, Buyer shall cause its group health plan to make COBRA Coverage available to the M+A Qualified Beneficiaries.  For purposes of this Section, the term “COBRA Coverage” means the health insurance coverage required to be offered pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), 26 U.S.C. §§ 4980B et seq., and 29 U.S.C. §§ 1162 –1167.  The Buyer agrees to provide severance benefits, only in accordance with Buyer’s policies and procedures, to the Transferred Employees.

6.04 Reporting of Data.  The Buyer and the Seller shall complete and furnish to each other such other employee data as shall be reasonably required from time to time for each party to perform and fulfill its obligations under this Article 6.  Seller and Buyer shall report on a predecessor/successor basis as set forth under any IRS revenue procedure including the filing of Form W-2 for each Transferred Employee.

6.05 Employment Related Claims.  The Seller agrees that the Seller and not the Buyer shall be solely responsible for all liability, costs and expenses (including attorneys’ fees) for all existing employment claims that have been filed by any employee or former employee of the Seller prior to the Closing Date relating to arbitrations, unfair labor practice charges, employment discrimination charges, wrongful termination claims, workers’ compensation claims, any employment-related tort claim or other claims or charges of or by employees of the Seller, or any thereof filed after the Closing Date but arising as a result of conditions, actions or events or series of actions or events which occurred prior to the Closing Date.  The Buyer agrees that it shall be responsible for all liability, costs and expenses (including attorneys’ fees) for all employment claims that are filed by any Transferred Employee relating to arbitrations, unfair labor practice charges, employment discrimination charges, wrongful termination claims, workers’ compensation claims, any employment-related tort claim or other claims or charges of or by the Transferred Employees to the extent, but only to the extent, that the same result from the employment relationship between the Buyer and the Transferred Employee and conditions, actions or events or series of actions or events occurring subsequent to the Closing Date.  Seller shall pay Transferred Employees their accrued and unused vacation through the Closing Date.  Effective as of the Closing Date, Seller shall cause the tax-qualified 401(k) plans in which the Transferred Employees were eligible to participate immediately prior to the Closing Date to fully vest such employees’ accrued benefit through the Closing Date thereunder.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.01 Conduct of the Business.  The Seller and the Shareholders (as applicable) covenant and agree with the Buyer that from and after the Effective Date until the Closing, except as expressly authorized by this Agreement or expressly consented to in writing by the Buyer, the Seller and the Shareholders (as applicable) shall, and to the extent the same would affect the Proprietary Rights:

(a) operate the Business and the Transferred Assets only in the usual, regular and ordinary course of business with a view to maintaining the goodwill that the Seller now enjoys and, to the extent consistent with such operation, will use all reasonable efforts to preserve intact its present business organization, keep available the services of its employees and preserve its relationships with its customers, suppliers, jobbers, distributors and other Persons having business relations with it;

(b) use all reasonable efforts to maintain the Transferred Assets in a state of repair, order and condition consistent with its ordinary course of business in connection with the Business;

(c) maintain its books of account and records relating to the Business in the ordinary course of business, in accordance with the Seller’s usual accounting practices applied on a consistent basis;

(d) comply in all material respects with all statutes, laws, orders and regulations applicable to it and to the conduct of the Business;

(e) not sell, assign, transfer, lease or otherwise dispose of any Proprietary Rights, Equipment or any of the other Transferred Assets except for dispositions of Inventories for value in the usual and ordinary course of business or other than to the Buyer pursuant to the terms of this Agreement;

(f) preserve and maintain all rights that it now enjoys in and to the Proprietary Rights and not sell, assign, transfer, lease or otherwise dispose of any Proprietary Rights other than to the Buyer pursuant to the terms of this Agreement;

(g) not mortgage, pledge or otherwise create a security interest in any of the Transferred Assets or permit there to be created or exist any Liens thereon other than Permitted Liens;

(h) not enter into any contract, commitment or lease in relation to the Business that is out of the ordinary course of the Business or, if effective on the date hereof, would be required to be disclosed in Schedule 3.05(a) of the Disclosure Schedule;

(i) not amend or modify any of the Contracts and Other Agreements disclosed in Schedule 3.05(a) of the Disclosure Schedule or any other contract, commitment, lease or other agreement that would, if entered into on the date hereof, be required to be disclosed on any Schedule to this Agreement, including the Disclosure Schedule;

(j) not consent to the termination of any of the Contracts and Other Agreements disclosed in Schedule 3.05(a) of the Disclosure Schedule or waive any of the Seller’s rights with respect thereto;

(k) not grant any increase in the compensation or rate of compensation or commissions or bonuses payable to or severance obligations for any of employees or in any bonus plan and not transfer or otherwise change any of the terms or conditions of employment of any of the employees except the bonuses contemplated in Section 6.02;

(l) not permit any insurance policy naming it as a beneficiary or a loss payee relating to the Business or the Transferred Assets to be canceled or terminated or any of the coverage thereunder to lapse unless simultaneously with such termination or cancellation replacement policies providing substantially the same coverage are in full force and effect; and

(m) pay when due all accounts payable, all payments required by any of the Contracts and Other Agreements, and all Taxes other than Taxes that are being contested in good faith and for which adequate reserves against the Transferred Assets exist and which would not result in a Lien being imposed on any of the Transferred Assets.

7.02 Information and Consents.  During the period from the date of this Agreement to the Closing Date, the Buyer and the Seller will promptly inform the other in writing of (a) any claim, action or any proceeding commenced against such party with respect to the transactions contemplated by this Agreement or any assets or property of the Seller or the Business or (b) any other fact, change, condition, circumstance, event or occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by the Seller or the Shareholders to be untrue or inaccurate in any material respect.  Seller shall use its reasonable efforts to obtain at the earliest practicable date all consents, waivers, approvals and notices that are required to consummate, or in connection with the transactions contemplated by this Agreement.  All such consents, waivers, approvals and notices shall be in a form and substance reasonably satisfactory to Buyer.

7.03 Compliance.

(a) Each of Seller and the Shareholders shall use their commercially reasonable efforts (i) to cause the obligations imposed upon it or them in this Agreement to be duly complied with, and all conditions precedent to such obligations to be satisfied and (ii) to obtain any and all consents, waivers, amendments, modifications, approvals, authorizations, notations and licenses necessary to the consummation of the transactions contemplated by this Agreement.

(b) Except for Permitted Liens or as otherwise specifically set out in this Agreement, the Seller and the Shareholders shall cause all Liens on the Transferred Assets to be released as of the Closing Date.

7.04 Delivery of Corporate Documents.  On the Closing Date, Seller shall deliver to the Buyer all Documents and Other Papers relating to the Transferred Assets, the Assumed Liabilities and the current and proposed operations of the Business (other than Excluded Assets), including, without limitation, all files relating to the Trade Payables, computer programs, files, disks reflecting any books or records, documents or other papers, or other information or data relating to the operation of the Business or the Transferred Assets or customer records and sales history stored on any electronic media, including computers in its possession.  The Seller, however, shall be entitled to retain the historical books and records relating to the Business to the extent such books and records are not necessary for the ongoing operations of the Business by the Buyer.  The Seller agrees that so long as the corporation, accounting, auditing and tax books, records (including work papers) and other books and records relating to the Seller, the Business and the Transferred Assets, the Transferred Employees and the Assumed Liabilities remain in existence and in the possession of the Seller or its affiliates, the Buyer and its authorized representatives shall have the right to inspect and, at the Buyer’s expense, to copy the same at any time during regular business hours for any proper purpose.  For a period of five (5) years following the Closing Date, the Seller agrees that it will not destroy any of such books and records without having first offered to deliver the same to the Buyer.

7.05 Further Assurances.  Prior to and on and after the Closing Date, Seller and the Shareholders shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to the Buyer such bills of sale, assignments and other instruments of transfer, assignment and conveyance, in form and substance reasonably satisfactory to counsel for the Buyer, as shall be necessary to vest in the Buyer all the right, title and interest in and to the Transferred Assets free and clear of all Liens (including the release of all Liens of record) and shall use its reasonable efforts to cause to be taken such other action as the Buyer reasonably may require to more effectively consummate, implement and carry into effect the transactions contemplated by this Agreement.

7.06 Cooperation After Closing.

(a) The Seller, the Shareholders and the Buyer shall cooperate with each other after the Closing hereunder in clearing the title to any of the Transferred Assets to the Buyer pursuant hereto in the event that the Seller’s title to any such property, as the case may be, as of the Closing Date, shall be defective, not marketable or nonassignable.  In this connection, the Seller shall take all commercially reasonable action, including, but not limited to, the furnishing of documents and evidences of title and assistance in the preparation and trial of any necessary litigation, to clear title to any such property, all of which shall be at the expense of the Seller.

(b) For the greater of eight (8) years from the Closing Date and such period as may be required by any statute, regulation or Governmental Entity or any then pending litigation, the Buyer shall permit, the Seller and its representatives reasonable access to the business records and files of the Seller that are transferred to the Buyer in connection herewith in anticipation of, or preparation for, existing or future litigation or any Tax audit which the Seller or any of its affiliates is involved and which is related to the Business or the Transferred Assets, during regular business hours and upon reasonable notice at the Buyer’s principal places of business or at any location where such records are stored; provided, however, that (i) any such access shall be had or done in such a manner so as to not interfere with the normal conduct of the Business, (ii) the Buyer shall not be required to provide access to any confidential record or records, the disclosure of which would violate any governmental statute or regulation or applicable confidentiality agreement with any Person, and (iii) the Buyer shall not be required to provide access to any confidential record or records, the disclosure of which would cause the Buyer or any of its Affiliates to waive its attorney-client privilege or attorney work product privilege, it being understood and agreed that the records delivered by the Seller to the Buyer shall not be deemed to be restricted from the Seller pursuant to either clause (ii) or (iii) above.  The Buyer shall also provide the Seller with (i) reasonable access to each Facility for the purpose of complying with applicable Environmental Laws provided that such access does not interfere with the normal conduct of the Business and (ii) reasonable access to the accounting records and schedules necessary for the preparation of financial reports and tax returns for the year ended January 31, 2008, and for the 2008 accounting period ending on the Closing Date.

(c) For the greater of eight (8) years from the Closing Date and such period as may be required by any statute, regulation or Governmental Entity or any then pending litigation, the Seller shall retain the general business records and files of Seller and shall permit the Buyer and its representatives reasonable access to the general business records and files of the Seller in anticipation of, or preparation for, existing or future litigation or any Tax audit or other reasonable purposed in which the Buyer or any of its affiliates is involved and which is related to the Business or the Transferred Assets, during regular business hours and upon reasonable notice at the Seller’s principal places of business or at any location where such records are stored; provided, however, that (i) any such access shall be had or done in such a manner so as to not interfere with the normal conduct of the Seller’s business, (ii) the Seller shall not be required to provide access to any confidential record or records, the disclosure of which would violate any governmental statute or regulation or applicable confidentiality agreement with any Person, and (iii) the Seller shall not be required to provide access to any confidential record or records, the disclosure of which would cause the Seller or any of its Affiliates to waive its attorney-client privilege or attorney work product privilege.

(d) The Seller, if requested by the Buyer (and at Buyer’s expense), shall cooperate and assist in preparing such financial statements of the Business that the Buyer may reasonably require in order to permit Buyer to timely file any report required by the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder in connection with the transactions contemplated thereby and to comply with any other financial statement requirements with respect to the Business applicable to Buyer under the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and the rules and regulations thereunder.  The Seller shall cause its accountant to provide the Buyer with reasonable access to such firm’s work papers in support of the Business.  The cost of such accounting work shall be borne by the Buyer, but the Seller shall use its reasonable efforts to cause its accountant to provide the Buyer with an estimate of its costs.  The Seller will also cooperate with and assist the Buyer in preparing, and, if requested, shall use reasonable efforts to cause its accountant to cooperate, at Buyer’s expense, in preparing, such other financial statements for the Business as may be specified by the Buyer.

(e) In furtherance of Sections 1.03(a) and 1.05(i) hereof, Seller shall enter into the Escrow Agreement, as defined in Sections 8.03, and Seller shall redeem all of the Preferred Shares on or before April 1, 2008.

7.07 Covenants of Nondisclosure of Proprietary Information.

The Seller and the Shareholders covenant and agree that, from and after the Closing Date, they and their respective affiliates shall hold in confidence and will not directly or indirectly at any time reveal, report, publish, disclose or transfer to any Person other than the Buyer any of the Proprietary Information that is not generally known to the public or utilize any of the Proprietary Information for any purpose.  The Seller and the Shareholders hereby agree that, upon the Closing and as between Buyer, Seller, the Shareholders and each of their respective affiliates, Buyer shall have the sole right to use the name “Rocky Mtn. Supply” or similar names and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems or signs containing or comprising the foregoing or otherwise used in the Business and owned by Seller or the Shareholders (and Seller and the Shareholders shall not, and shall not permit any of their respective affiliate to, use such name or any variation or simulation thereof).  As soon as legally practicable after the Closing (but not later than twenty (20) Business Days after the Closing Date) Seller shall, and shall cause its affiliates to, remove any mark from its legal name by appropriate legal proceedings in the jurisdiction of its incorporation and each jurisdiction where such entity has registered to do business.

Notwithstanding the foregoing, the Seller and its affiliates may disclose information that is (i) required to be disclosed by applicable State or federal tax or securities laws to the extent, and only to the extent, such laws require such disclosure and, to the extent practicable, the Seller provides the Buyer prior written notice of its intent to provide such disclosure and the general text of such disclosure, and (ii) required to be disclosed by final order of a court of competent jurisdiction; provided that, in the event Seller or such affiliate is served or threatened with litigation that would require the Seller or such affiliate to disclose such information, the Seller or such affiliate shall tender to the Buyer the opportunity to defend, at its cost, against such disclosure.

(a) The Seller acknowledges that all documents and objects containing or reflecting any Proprietary Information, whether developed by the Seller or by someone else for it or any of its affiliates, will after the Closing Date become the exclusive property of the Buyer and be delivered to the Buyer.

(b) Because of the unique nature of the Proprietary Information, if any, the Seller understands and agrees that the breach or anticipated breach of its or its affiliates obligations under this Section 7.07 will result in immediate and irreparable harm and injury to the Buyer and its affiliates, for which it will not have an adequate remedy at law, and that the Buyer and its affiliates and their successors and assigns shall be entitled to an injunction, restraining order or other equitable relief to enjoin such breach or anticipated breach and to seek any and all other legal and equitable remedies to which they may be entitled.  In the event that Buyer were to seek damages for any breach of this Section 7.07, the portion of the consideration which is allocated by the parties to this covenant shall not be considered a measure or limit on such damages. The Seller and the Shareholder acknowledge that this covenant regarding Proprietary Information is being provided as an inducement to the Buyer to acquire the Business and Transferred Assets.  The parties agree that if any court of competent jurisdiction determines that any relevant feature of this Section 7.07 is determined to be unreasonable, arbitrary or against public policy then such relevant feature which is determined by the court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

7.08 Real Property.  On or prior to the Closing Date, Seller shall obtain and deliver to Buyer a Lease Termination Agreement, substantially in the form attached hereto as Exhibit “F”, from each of the lessors of the Facilities and memorializing the termination of the respective leases for each of the respective Facilities as of the Closing Date and the entry into new leases for such Facilities in substantially the form attached hereto as Exhibit “C” (the “Lease”), as of such date both upon such terms and conditions reasonably acceptable to Buyer.

7.09 Warranty Claims.  With respect to any claims made pursuant to warranties to third Persons in connection with products manufactured, sold or distributed or services provided by the Seller prior to the Closing Date that relate to the Business and that are covered by valid and existing warranties of the Seller, the Buyer agrees to assume and pay for such claims to the extent, but only to the extent, that the Buyer’s Damages with respect to all such claims do not exceed in the aggregate $10,000.  Any claims in excess of such amount shall remain part of the Retained Liabilities.  The Buyer agrees to provide to Seller, at prices equal to Buyer’s out-of-pocket cost, the necessary services so Seller can satisfy any claims made pursuant to warranties of third Persons in connection with products manufactured, sold or distributed or services provided by the Seller prior to the Closing Date that relate to the Business and that are covered by valid and existing warranties of the Seller and not assumed by Buyer pursuant to Section 7.09.  The foregoing limitations, however, shall not be deemed in any way to limit the right of the Buyer to seek indemnification from the Seller for any Damages in connection with products manufactured, sold or distributed or services provided by the Seller prior to the Closing Date to the extent the Buyer incurs any monetary liability to any third Person with respect to such matters or is obligated to take any action other than that expressly covered by this Section 7.09.

7.10 Covenant Not to Compete With the Business.  The Seller and the Shareholders covenant and agree that, effective as of the Closing Date and for a period of five (5) years thereafter, the Seller and the Shareholders shall not, without the consent of the Buyer, directly or indirectly, (i) design, develop, market, produce, manufacture or provide any product, good or service that competes with the Business in Colorado, Nebraska and Wyoming, (ii) make any contact with, for the purpose of transacting any business competitive to the Business, with any Person which was a customer of Seller at any time in the five (5) years prior to the Closing Date (“Company’s Customers”), (iii) attempt to direct or take away the business or patronage of any of the Company’s Customers or suppliers, (iv) attempt to have any dealings with the Company’s Customers or suppliers for the purpose of attempting to secure such customers or suppliers or their patronage in competition with the Business, (v) solicit, hire away or attempt to solicit or hire away to any firm or entity engaged in the Business, any person presently employed by Seller, (vi) engage in the Business, (vii) interfere with or molest the business, trade, goodwill, suppliers or customers of the Seller, (viii) directly or indirectly, own, invest in, manage, operate, control, be employed by, consult with or be an agent for, engage  or participate in the ownership, management, operation, control or any other engagement of, any business, whether in corporate, proprietorship or partnership form or any other business form, engage in the business of distribution of industrial products or in any business that competes with the Business, or (ix) use for Seller’s or Shareholders’ own benefit or the benefit of another or disclose, disseminate, or distribute to another, any trade secrets of the Business.  The Seller and the Shareholders acknowledge that a remedy at law for any breach or attempted breach of this Section 7.10 will be inadequate and they further agree that any breach of this Section 7.10 will result in irreparable harm to the Business and to the Buyer and in addition to any other remedy that may be available to Buyer, Buyer shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach.  The Seller and the Shareholders acknowledge that this covenant not to compete is being provided as an inducement to the Buyer to acquire the Business and the Transferred Assets and that this Section 7.10 contains reasonable limitations as to time, geographical area and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Buyer.  Whenever possible, each provision of this Section 7.10 shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Section 7.10 shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Section 7.10.  If any provision of this Section 7.10 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Section 7.10 but shall be confined in its operation to the provision of this Section 7.10 directly involved in the controversy in which such judgment shall have been rendered.  In the event that the provisions of this Section 7.10 should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

7.11 Continuation of Business by the Buyer.  Nothing in this Section 7.11, in any other provision of this Agreement, in any Exhibit or Section hereto, or in any agreement, instrument, or other document executed or delivered in connection with this Agreement shall require the Buyer to continue its business or operations or to manage and operate the Business with any duty or standard of care to the Seller and the Shareholders.  The Seller and the Shareholders acknowledge and agree that the Buyer in its sole discretion may continue, manage, modify or discontinue the operations of the Business, liquidate or otherwise change or cease its operations.

ARTICLE 8
CONDITIONS TO THE BUYER’S OBLIGATION
TO CONSUMMATE THE TRANSACTIONS

The obligation of the Buyer to purchase the Transferred Assets, to assume the Assumed Liabilities and to consummate the transactions contemplated by this Agreement is, at the option of the Buyer, subject to the satisfaction on or before the Closing Date of the fulfillment of the conditions set forth below, any of which may be waived by the Buyer in writing.

8.01 Representations, Warranties and Covenants.  The representations and warranties of the Seller and the Shareholders contained in this Agreement qualified as to materiality (including as to any Material Adverse Effect) shall be true, correct and complete in all respects, and those not so qualified shall be true, correct and complete in all material respects, on and as of the Closing Date with the same force and effect as though such representations and warranties had been made or given on and as of such date; each and all of the agreements and covenants of the Seller and the Shareholders to be performed or complied with by it on or before the Closing Date pursuant to this Agreement shall have been materially performed or complied with and Buyer shall have received copies of such documents evidencing such performance as Buyer may reasonably request; and Seller shall have delivered to the Buyer a certificate, in a form reasonably acceptable to Buyer, signed by its President and its Treasurer, dated the Closing Date, to all such effects.

8.02 Good Standing and Corporate Authorizations.  The Seller shall have delivered to the Buyer certificates issued by appropriate Governmental Entities evidencing the good standing of the Seller, as of a date not more than ten (10) calendar days prior to the Closing Date, in the State of Colorado and in the states or commonwealths in which Seller is qualified to do business as a foreign corporation.  Seller shall have delivered to Buyer a certified copy of the resolutions adopted by Seller’s board of directors authorizing the execution, delivery and performance of this Agreement and the resolutions duly adopted by the Shareholders approving the performance of this Agreement and the consummation of the transactions contemplated hereby.

8.03 Closing Instruments.  The Seller and the Shareholders, as applicable, shall have executed, acknowledged and delivered to the Buyer (i) the General Conveyance, Transfer, Assignment and Assumption, in substantially the form attached hereto as Exhibit “D”, (ii) the Goodwill Purchase Agreement, (iii) the Employment Agreements, and (iv) any other documents necessary in the reasonable opinion of counsel to Buyer to transfer and assign the Transferred Assets to Buyer.  The Shareholders shall have executed and delivered to Buyer a separate purchase agreement pursuant to which Buyer shall effect a separate purchase of the goodwill and intangible assets of the Shareholders associated with the Business, contemporaneously with the Closing hereunder (the “Goodwill Purchase Agreement” in the form and substance attached hereto as Exhibit “I”) and the Employment Agreements.  The Seller and the escrow agent under the Escrow Agreement (in form and substance attached hereto as Exhibit “G, the “Escrow Agreement”) shall have executed and delivered to Buyer such agreement and the Escrow Agreement shall be in full force and effect as of the Closing.

8.04 Amendment to Articles of Incorporation.  The Seller shall have prepared, obtained all necessary corporate authorizations, executed and delivered to the Buyer documents, in form and substance reasonably satisfactory to counsel for the Buyer, sufficient to change the Seller’s corporate name to one bearing no resemblance to the Seller’s current corporate name and sufficient to assign and insure to the Buyer the continuing right to use the present corporate name of the Seller and all variations thereof.

8.05 No Litigation.

(a) No preliminary or permanent injunction or other order of any court or other Governmental Entity shall be in effect nor shall there be in effect any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity that, in any such case, prevents the consummation of the transactions contemplated by this Agreement.

(b) No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced or threatened seeking to prevent the consummation of the transactions contemplated by this Agreement.

8.06 Employment Agreements.  Each of the Shareholders shall have executed and delivered to Buyer an employment agreement with Buyer in the form attached hereto as Exhibit “E” (the “Employment Agreements”).

8.07 Leases.  The lessors for each of the Facilities shall have executed and delivered to Buyer (i) the landlord’s letter as provided in Section 7.08 hereof and (ii) the Lease containing the specific terms for each such Facility as set forth on Schedule 8.07 to the Disclosure Schedule.

8.08 Other Legal Matters.  All Exhibits, Schedules, certificates, documents and legal matters in connection with this Agreement and the transactions contemplated hereby shall be in the forms required by this Agreement.

8.09 Licenses, Consents and Approvals by the Buyer.  Other than as contemplated by Section 8.07, the Buyer shall have received each of the licenses, consents, approvals and other authorizations from Governmental Entities and third parties that are set forth on Schedule 8.09 hereto.

8.10 Release of Liens.  Seller shall have delivered to the Buyer releases of all Liens, other than Permitted Liens, on the Transferred Assets in form and substance reasonably satisfactory to the Buyer.

ARTICLE 9
CONDITIONS TO THE SELLER’S OBLIGATION
TO CONSUMMATE THE TRANSACTIONS

The obligation of the Seller to transfer the Transferred Assets as contemplated hereby is, at the option of the Seller, subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by the Seller in writing.

9.01 Representations, Warranties and Covenants.  The representations and warranties of the Buyer contained in this Agreement qualified as to materiality shall be true, correct and complete in all respects, and those not so qualified shall be true, correct and complete in all material respects, on and as of the Closing Date with the same force and effect as though such representations and warranties had been made or given on and as of such date, and the Buyer shall have performed and complied in all material respects with all covenants, obligations and agreements required in this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.  Buyer will deliver to the Seller a certificate signed by its President dated the Closing Date, to all such effect.

9.02 Receipt of the Purchase Price.  The Seller shall have received the Seller Cash Payment and the Seller Note and each Shareholder shall have received his applicable executed Shareholders’ Note.  The Shareholders shall have received the INDIVIDUAL GOODWILL PURCHASE PRICE as set out in the Goodwill Purchase Agreement,  contemporaneously with the Closing hereunder.

9.03 Licenses, Consents and Approvals.  The Seller shall have received each of the licenses, consents, approvals and other authorizations from Governmental Entities necessary or appropriate for the Seller to consummate the transactions contemplated by this Agreement.

9.04 No Litigation.

(a) No preliminary or permanent injunction or other order of any court or other Governmental Entity shall be in effect nor shall there be any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity that, in any such case, prevents the consummation of the transactions contemplated by this Agreement.

(b) No suit, action, claim, proceeding or investigation before any court or other Governmental Entity shall have been commenced or threatened seeking to prevent the consummation of the transactions contemplated by this Agreement.

9.05 Closing Instruments.  The Buyer shall have executed, acknowledged and delivered to the Seller or the Shareholders, as applicable, (i) the General Conveyance, Transfer, Assignment and Assumption, in substantially the form attached hereto as Exhibit “D”, (ii)the Seller’s Note, and (iii) any other documents, in the reasonable opinion of counsel to Seller, regarding the assumption of the Assumed Liabilities by Buyer.  Buyer shall have executed and delivered to each of the Shareholders, respectively, (i) the Goodwill Purchase Agreement, (ii) the Shareholders’ Notes and (iii) the Employment Agreements.  The Seller, Buyer and the escrow agent under the Escrow Agreement shall have executed and delivered said agreement and the Escrow Agreement shall be in full force and effect as of the Closing.

9.06 Other Legal Matters.  All Exhibits, Schedules, certificates, documents and legal matters in connection with this Agreement and the transactions contemplated hereby shall be in the forms required by this Agreement.

ARTICLE 10
INDEMNIFICATION

10.01 Indemnification by the Seller and the Shareholders.  Except as otherwise limited by this Article 10 and Article 11 hereof, the Seller and the Shareholders (in the event of a Closing) agree to indemnify, defend and hold the Buyer and each of its officers, directors, stockholders, and controlling Persons and their respective representatives, successors and assigns harmless from and against and in respect of Damages actually suffered, incurred or realized by such party (collectively, “General Buyer Losses”), arising out of or resulting from or relating to:

(a) any misrepresentation or breach of warranty made by the Seller and/or the Shareholders in this Agreement or any misrepresentation in or breach of warranty made by the Seller and/or the Shareholders under any other agreement, certificate, Schedule, Exhibit or writing delivered to the Buyer pursuant to this Agreement, including but not limited to the Disclosure Schedule;

(b) any breach of any covenant or other agreement made or undertaken by the Seller and/or the Shareholders in this Agreement or in any other agreement, certificate, Schedule, Exhibit or writing delivered to the Buyer pursuant to this Agreement, including the Disclosure Schedule;

(c) any Retained Liability or Excluded Asset; or

(d) any fees, commissions or like payments by any Person having acted or claiming to have acted, directly or indirectly, as a broker, finder or financial advisor for Seller and/or the Shareholders in connection with the transactions contemplated by this Agreement.

10.02 Intentionally Omitted

10.03 Indemnification by the Buyer.  Except as otherwise limited by this Article 10 and Article 11 hereof, the Buyer agrees to indemnify, defend and hold the Seller and each of its officers, directors, employees, agents, stockholders and controlling Persons and its successors and assigns harmless from and against and in respect of Damages actually suffered, incurred or realized by such party (collectively, “Seller Losses”), arising out of or resulting from:

(a) any misrepresentation or breach of warranty made by the Buyer in this Agreement or any misrepresentation in or breach of warranty under any other agreement, certificate, Schedule, Exhibit or writing delivered to the Seller pursuant to this Agreement;

(b) any breach of any covenant or other agreement made or undertaken by the Buyer in this Agreement or in any other agreement, certificate, Schedule, Exhibit or writing delivered by the Buyer to the Seller pursuant to this Agreement, including the Disclosure Schedule

(c) any Assumed Liability or the Buyer’s operation of the Business or the Transferred Assets or the use of the Facilities after the Closing Date; provided, however, that the Buyer shall in no event be liable for or be required to provide indemnity pursuant to this Section 10.03 for the Buyer’s failure to detect or remedy any Environmental Liabilities arising on or prior to the Closing Date;

(d) any fees, commissions or like payments by any Person having acted or claiming to have acted, directly or indirectly, as a broker, finder or financial advisor for Buyer in connection with the transactions contemplated by this Agreement; or

(e) any actions taken by Seller in compliance with the requirements of Sections 1.01(b) and 7.06(e).

10.04 Procedure.  All claims for indemnification under this Article 10 shall be asserted and resolved as follows:

(a) An Indemnitee shall promptly give the Indemnitor notice of any matter which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, all with reasonable particularity, and stating with particularity the nature of such matter.  Failure to provide such notice shall not affect the right of the Indemnitee to indemnification except to the extent such failure shall have resulted in liability to the Indemnitor that could have been actually avoided had such notice been provided within such required time period.

(b) The obligations and liabilities of an Indemnitor under this Article 10 with respect to Losses arising from claims of any third party that are subject to the indemnification provided for in this Article 10 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnitee shall receive notice of any Third Party Claim, the Indemnitee shall give the Indemnitor prompt notice of such Third Party Claim and the Indemnitor may, at its option, assume and control the defense of such Third Party Claim at the Indemnitor’s expense and through counsel of the Indemnitor’s choice reasonably acceptable to Indemnitee.  In the event the Indemnitor assumes the defense against any such Third Party Claim as provided above, the Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability, shall cooperate with the Indemnitor in such defense and will attempt to make available on a reasonable basis to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor.  In the event the Indemnitor does not elect to conduct the defense against any such Third Party Claim, the Indemnitor shall pay all reasonable costs and expenses of such defense as incurred and shall cooperate with the Indemnitee (and be entitled to participate) in such defense and attempt to make available to it on a reasonable basis all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee.  Except for the settlement of a Third Party Claim that involves the payment of money which Indemnitor shall pay and only and for which the Indemnitee is totally indemnified by the Indemnitor, no Third Party Claim may be settled without the written consent of the Indemnitee.

10.05 Payment.  Payment of any amounts due pursuant to this Article 10 shall be made within ten (10) Business Days after notice of a final determination of any Third Party Claims is sent by the Indemnitee.

10.06 Failure to Pay Indemnification.  If and to the extent the Indemnitee shall make written demand upon the Indemnitor for indemnification pursuant to this Article 10 and the Indemnitor shall refuse or fail to pay in full within ten (10) Business Days of such written demand the amounts demanded pursuant hereto and in accordance herewith, then the Indemnitee may utilize any legal or equitable remedy to collect from the Indemnitor the amount of its Losses.  Nothing contained herein is intended to limit or constrain the Indemnitee’s rights against the Indemnitor for indemnity, the remedies herein being cumulative and in addition to all other rights and remedies of the Indemnitee.  Notwithstanding the foregoing, while any amount of the Seller Note and/or the Shareholders’ Notes remain unpaid, Buyer will, upon an occurrence of an indemnification obligation owing to Buyer under this Agreement, as determined by a final order in any adjudication, have the right to set-off and apply any payment that otherwise would be paid in respect to the Seller Note and/or the Shareholders’ Notes to the payment of any indemnification obligation.

10.07 Adjustment of Liability.  The amount which an Indemnitee shall be entitled to receive from an Indemnitor with respect to any indemnifiable Loss under this Article 10 shall be net of any insurance recovery by the Indemnitee on account of such Loss from an unaffiliated party.

10.08 Limitations of Indemnity.

(a) Notwithstanding anything to the contrary contained herein, (i) none of Seller, the Shareholders or the Buyer shall make a payment under Section 10.01(a) or Section 10.03(a), as applicable, unless and until the aggregate amount to be paid by Seller and the Shareholders, on the one hand, or the Buyer, on the other hand, in the absence of this clause, exceeds $25,000 (the "Basket"), in which event all such amounts shall be paid and (ii) in no event shall the aggregate liability of Seller and the Shareholders, on the one hand, or Buyer, on the other hand, under Section 10.01(a) or Section 10.03(a), as applicable, exceed $1,000,000 (the "Cap"); provided, however, that (x) the Cap shall not apply to any liability arising out of, resulting from or relating to the actual fraud (excluding constructive knowledge, negligence or recklessness) of Seller and/or the Shareholders and (y) neither the Basket nor the Cap limitation shall apply in respect of indemnification under Sections 10.01(a) or 10.03(a) for any misrepresentation or breach of warranty as set forth in Sections 3.01, 3.02(a), 3.02(b), the first sentence of each of 3.04(b), 3.04(d), 3.04(e) and 3.04(f), the second sentence of 3.04(c), 3.07, and 4.01.

(b) For purposes of calculating the Damages hereunder arising out of, resulting from or relating to any misrepresentations or breaches of warranties or any breach of any covenants or agreements, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

(c) The remedies provided in this Article 10 shall constitute the sole and exclusive source of satisfaction of Buyer with respect to any Damages arising after the Closing, and Buyer shall not have any other remedies against Seller except as specifically otherwise provided herein.

ARTICLE 11
NATURE OF STATEMENTS AND SURVIVAL OF COVENANTS,
REPRESENTATIONS, WARRANTIES AND AGREEMENTS

The representations and warranties of the parties to this Agreement shall survive the Closing Date and shall remain in full force and effect for a period of eighteen (18) months {need DXP’s approval of this requested change} following the Closing Date (except that (i) the representations and warranties set forth in Sections 3.01, 3.02(a), 3.02(b), the first sentence of each of 3.04(b), 3.04(d), 3.04(e) and 3.04(f), the second sentence of 3.04(c) and 4.01 shall survive the Closing Date without limitation and (ii) the representations and warranties contained in Section 3.07 hereof shall survive the Closing Date and shall not terminate until twenty (20) days after the expiration of all applicable statutes of limitations therefor (including any and all extensions thereof)).  The respective period during which the representations and warranties shall survive being referred to herein with respect to such representations and warranties as the “Survival Period”, and the Survival Period shall further be effective with respect to any respective representation or warranty (and a claim for indemnification under Article 10 hereof may be made thereon) if a written notice asserting the claim shall have been duly given in accordance with Article 10 hereof within the Survival Period with respect to such matter.  Any claim for indemnification made during the Survival Period shall be valid and the representations and warranties relating thereto shall remain in effect for purposes of such indemnification not withstanding such claim may not be resolved within the Survival Period.  All representations, warranties and covenants and agreements made by the parties shall not be affected by any investigation heretofore or hereafter made by and on behalf of any of them and shall not be deemed merged into any instruments or agreements delivered in connection with the Closing or otherwise in connection with the transactions contemplated hereby.

ARTICLE 12
EXPENSES

Except as otherwise set forth herein, and whether or not the transactions contemplated by this Agreement shall be consummated, each party agrees to pay, without right of reimbursement from any other party, the costs incurred by such party incident to the preparation and execution of this Agreement and performance of its obligations hereunder, including without limitation the fees and disbursements of legal counsel, accountants and consultants employed by such party in connection with the transactions contemplated by this Agreement.

ARTICLE 13
TERMINATION

13.01 Best Efforts to Satisfy Conditions.  Subject to the provisions of this Agreement, the Buyer, the Shareholders and the Seller agree to use their good faith efforts to bring about the satisfaction of their respective conditions specified in Articles 8 and 9 hereof.

13.02 Termination.  The obligation to close the transactions contemplated by this Agreement may be terminated by:

(a) mutual agreement of the Buyer and the Seller;

(b) the Buyer, if a material default shall be made in the observance or in the due and timely performance by the Seller or the Shareholders of any agreements and covenants of the Seller or the Shareholders  herein contained, or if there shall have been a material breach by the Seller or the Shareholders of any of the warranties and representations of the Seller or the Shareholders herein contained, and such default or breach has not been cured (if capable of cure) or has not been waived within 10 days after notice thereof;

(c) the Seller, if a material default shall be made by the Buyer in the observance or in the due and timely performance by the Buyer of any agreements and covenants of the Buyer herein contained, or if there shall have been a material breach by the Buyer of any of the warranties and representations of the Buyer herein contained, and such default or breach has not been cured (if capable of cure) or has not been waived within 10 days after notice thereof; or

(d) the Buyer or the Seller (provided the terminating party has not materially breached any of its agreements, covenants or representations and warranties) if the Closing shall not have occurred on or before February 1, 2008.

13.03 Liability Upon Termination.  If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to Section 13.02(a) or (d), then this Agreement shall, forthwith become null and void and there shall not be any liability or obligation with respect to the terminated provisions of this Agreement on the part of the Seller or the Buyer.  If this Agreement is terminated pursuant to Section 13.02(b) or (c), then the terminating party’s sole and exclusive remedy shall be able to either (i) specifically enforce the terms of this Agreement or (ii) the terminating party shall be entitled to receive all filing and other fees paid by the terminating party and all out-of-pocket expenses incurred by the terminating party including but not limited to the fees and expenses of any attorney or other adviser of the terminating party which in no event shall exceed $150,000; provided in no event shall either Shareholder have any personal liability to Buyer prior to the Closing.

13.04 Notice of Termination.  The parties hereto may exercise their respective rights of termination under this Article 13 only by delivering written notice to that effect to the other party or parties, and such notice is received on or before the Closing Date.

ARTICLE 14
DEFINITIONS OF CERTAIN TERMS

In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings assigned to them herein, unless the context otherwise indicates, both for purposes of this Agreement and all Exhibits and Schedules hereto:

14.01 Intentionally Omitted.

14.02 Intentionally Omitted.

14.03 “Agreement” shall mean this Asset Purchase Agreement between the Seller, the Buyer and the Shareholders, as amended from time to time by the parties hereto.

14.04 “Assumed Liabilities” shall have the meaning given such term in Section 1.04 hereof.

14.05 “Business” shall mean the existing businesses and operations of the Seller including, but not limited to the purchase and sale of bearings, power transmission, conveyor belting, rubber products and material handling products for industrial, agricultural and OEM needs.

14.06 “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which nationally banking institutions in the State of Texas or Colorado are authorized by law to close.

14.07 “Buyer” shall mean DXP Enterprises, Inc., a Texas corporation.

14.08 “Closing” shall mean the transfer by the Seller to the Buyer of the Transferred Assets, the assumption by the Buyer of the Assumed Liabilities and the transfer by the Buyer to the Seller of the other considerations set forth herein, which shall all be deemed to have occurred on the Closing Date.

14.09 “Closing Date” shall mean the time and date of the Closing as specified in Article 2 hereof.

14.10 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

14.11 “Contracts and Other Agreements” shall mean all purchase orders, leases of equipment, contracts, agreements, understandings, indentures, notes, bonds, loans, instruments, leases (including of real property), mortgages, franchises, licenses, commitments or other arrangements, understandings, undertakings, obligations, or other engagements whether express or implied, oral or written, to which the Seller is a party or bound.

14.12 Intentionally Omitted.

14.13 “Damages” shall mean any and all liabilities, losses, damages, demands, assessments, claims, costs, obligations, deficiencies, judgments and expenses (excluding incidental and consequential damages), including interest, awards, judgments, penalties, settlements, fines, claims, suits, actions, causes of action, assessments, awards, costs of remediation, diminutions in value, costs and expenses incurred in connection with investigating and defending any claims or causes of action (including, without limitation, attorneys’ fees and expenses and all fees and expenses of consultants and other professionals).

14.14 “Disclosure Schedule” shall mean the disclosure schedule of even date delivered to the Buyer.

14.15 “Documents and Other Papers” shall mean and include any document, paper, book, report, record, tape, photograph, budget, forecast, ledger, journal, customer list, supplier list, regulatory filings, operating data, plans, technical documentation, marketing documentation, agreement, instrument, certificate, writing, notice, consent, affidavit, letter, telegram, telex, statement, file, computer disk or file or program, microfilm, microfiche or other document in electronic format, schedule, exhibit or any other paper or record whatsoever.

14.16 “Employment Agreements” shall have the meaning given such term in Section 8.06 hereof.

14.17 “Environmental Laws” shall mean all federal, state, or municipal laws, rules, regulations, statutes, ordinances, or orders of any Governmental Entity relating to (a) the control of any potential pollutant or protection of the air, water, or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation and (c) exposure to hazardous, toxic or other substances alleged to be harmful.  “Environmental Laws” shall include, but not be limited to, the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33  U.S.C. § 1251 et seq., the Resource Conservation Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11001, et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. App & 1801 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. and the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq.  The term “Environmental Laws” shall also include all state, local and municipal laws, rules, regulations, statutes, ordinances and orders dealing with the same subject matter or promulgated by any governmental or quasi-governmental agency thereunder or to carry out the purposes of any federal, state, local and municipal law.

14.18 “Environmental Liabilities” shall mean any and all liabilities, responsibilities, claims, suits, losses, costs (including remedial, removal, response, abatement, clean-up, investigative, and/or monitoring costs and any other related costs and expenses), other causes of action recognized now or at any later time, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorney’s fees and other legal fees, costs of experts, consultants, investigations and feasibility studies, sanctions (a) incurred as a result of any agreement, claim, demand, order, notice, or responsibility, directive (including directives embodied in Environmental Laws), injunction, judgment, or similar documents (including settlements); or (b) pursuant to any claim by a Governmental Entity or other Person for personal injury, property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by such Governmental Entity or Person pursuant to any Environmental Law, common law or statute.

14.19 Intentionally Omitted.

14.20 “Environmental Permit” shall mean any permit, license, approval, registration, identification number or other authorization with respect to the Transferred Assets or the operations or businesses of the Seller under any applicable law, regulation or other requirement of the United States or any other country or of any state, municipality or other subdivision thereof relating to the control of any pollutant or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants or hazardous or toxic materials or wastes.

14.21 “Equipment” shall mean all machinery, transportation equipment, tools, equipment, furnishings and fixtures owned, leased or subject to a contract of purchase and sale, or lease commitment by the Seller.

14.22 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, and the related regulations, as amended from time to time.

14.23 “Excluded Assets” shall have the meaning given such term in Section 1.02 hereof.

14.24 “Facilities” shall mean the six (6) real properties and interests in real properties that are leased by Seller and are described in Schedule 14.24 to the Disclosure Schedule.  Facilities shall include all fixtures, improvements and other appurtenances erected or located on or affixed to all said real property and interests in said real property.

14.25 Intentionally Omitted.

14.26 “Final Net Working Capital” means the Net Working Capital (i) as shown in Buyer’s Closing Statement, if no Dispute Notice is duly delivered; or (ii) if such a Dispute Notice is delivered, (A) as agreed by Buyer and Seller or (B) in the absence of such agreement, as shown in the Firm’s calculation.

14.27 “Financial Statements” shall have the meaning given such term in Section 3.06(a) hereof.

14.28 “GAAP” shall have the meaning given such term in Section 3.06(a)(ii) hereof.

14.29 “General Buyer Losses” shall have the meaning given such term in Section 10.01 hereof.

14.30 “Governmental Entity” shall mean any arbitrator, court, administrative or regulatory agency, commission, department, board or bureau or body or other government or authority or instrumentality or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government whether foreign, federal, state, county, city or local.

14.31 “Hazardous Materials” shall mean any chemical, material, substance or waste that is regulated, classified or otherwise characterized by any Governmental Entity under or pursuant to any Environmental Law.

14.32 “Indemnitee” shall mean the Person or Persons indemnified, or entitled, or claiming to be entitled to be indemnified, pursuant to the provisions of Sections 10.01 or 10.03 hereof, as the case may be.

14.33 “Indemnitor” shall mean the Person or Persons having the obligation to indemnify pursuant to the provisions of Sections 10.01 or 10.03 hereof, as the case may be.

14.34 Intentionally Omitted.

14.35 “Inventories” shall mean all inventories of including but not limited to bearings, power transmission, conveyor belting, rubber products, material handling products for industrial, agricultural and OEM needs, goods, supplies and other inventories of Seller relating to the Business, wherever situated.

14.36 Intentionally Omitted.

14.37 Intentionally Omitted.

14.38 “Lien” shall mean any lien, pledge, claim, charge, mortgage, deed of trust, lease, right of first refusal, security interest or other encumbrance, option, defect or other restriction, limitation or rights of any third Person of any nature whatsoever.

14.39 “Losses” shall mean Seller Losses or General Buyer Losses, as the case may be.

14.40 “Material Adverse Effect” shall mean a single event, occurrence or fact that, together with all other events, occurrences and facts that could reasonably be expected to result in a loss to the Business, which would have, or might reasonably be expected to have, a material adverse effect on the assets, business, operations, prospects or financial condition of the Transferred Assets or the Business that would result in a diminution in value of the Transferred Assets to an extent greater than $25,000, or that would constitute a criminal violation of law involving a felony.

14.41 ”Net Asset Value” shall mean all assets of the Business less all the liabilities of the Business as of a given date.

14.42 “Net Working Capital” is the current assets of the Business reduced by the current liabilities of the Business both determined in accordance with generally accepted accounting principles applied on a basis consistent with the past practices used by Seller in the previous three (3) years and in accordance with the adjustments thereto that have been agreed to by Seller and Buyer.  Schedule 14.42 sets forth the parties’ agreement and calculation of Net Working Capital of the Seller as of November 30, 2007.

14.43 “Permitted Liens” shall mean (a) Liens created by this Agreement, (b) Liens for current taxes and assessments not yet due, (c) title of a lessor under an operating lease, (d) inchoate mechanic, materialmen, workmen, repairmen, warehousemen, customer, employee and carriers Liens arising in the ordinary course of business that are not resulting from a breach, default or violation of any contract, agreement or law, (e) zoning, entitlement or other land use and environmental regulations by any Governmental Entity, provided that such regulations have not been violated, and (f) such other Liens and imperfections of title that, singly or in the aggregate, do not impose any material limitations or restrictions on the conduct of the Business or the operation of the Transferred Assets.

14.44 “Person” shall mean a corporation, an association, a partnership, an organization, a business, an individual or a Governmental Entity.

14.45 Intentionally Omitted.

14.46 “Pre-Closing Obligations” shall mean all obligations of the Seller (including indemnification and other contingent obligations) relating to (i) acts, events or omissions by any Person or circumstances existing at or prior to the Closing, (ii) goods or services provided to or for the benefit of the Seller or any of its affiliates prior to the Closing, (iii) goods or services provided by or on behalf of the Seller or any of its affiliates or licensees prior to the Closing, (iv) any pending or threatened litigation or claims made or threatened prior to the Closing, (v) any of the matters listed on Schedule 1.05 hereto, (vi) the conduct of the Business, the Seller or operation of the Transferred Assets or any benefit realized by the Seller prior to the Closing, (vii) contracts, agreements and other commitments that were required to be scheduled in Schedule 3.05(a) of the Disclosure Statement but were not scheduled and (viii) the employees of the Seller under any contracts, agreements, arrangements or understandings with such employees entered into or existing at or prior to the Closing and all other obligations of the Seller or any of its affiliates with respect to its employees at or prior to the Closing.

14.47 “Proprietary Information” shall mean collectively (a) Proprietary Rights and (b) any and all other information and material proprietary to the Seller, owned, possessed or used by the Seller, whether or not such information is embodied in writing or other physical form, and which is not generally known to the public, that (i) relates to financial information regarding the Seller or the Business, including, without limitation, (x) accounting and inventory systems (y) business plans and (z) sales, financing, pricing and marketing procedures or methods of the Seller or (ii) relates to specific business matters concerning the Seller, including, without limitation, the identity of or other information regarding sales personnel, suppliers or customers of the Seller.

14.48 “Proprietary Rights” means all patents, inventions, shop rights, internet domain names, computer programs, databases, compilations, descriptions, flow-charts, accounting and inventory systems, know how, trade secrets, designs, plans, manuals, computer software, specifications, confidentiality agreements, confidential information and other proprietary technology and similar information; all registered and unregistered trademarks, service marks, logos, corporate names, trade names and all other trademark rights; all registered and unregistered copyrights; and all registrations for, and applications for registration of, any of the foregoing, that are used in the conduct of the Business.

14.49 “Retained Liabilities” shall have the meaning given such term in Section 1.05 hereof.

14.50 “Seller” shall mean Rocky Mtn. Supply, Inc., a Colorado corporation.

14.51 “Seller Purchase Price” shall have the meaning given such term in Section 1.03(a) hereof.

14.52 “Shareholders” shall mean Edward Rutt and Dennis Hinchley.

14.53 “Shareholders’ Notes” means collectively or individually (a) a promissory note in the principal amount of $150,000 made payable to Edward Rutt, in the form attached as Exhibit “B”, and (b) a promissory note in the principal amount of $150,000 made payable to Dennis Hinchley, in the form attached as Exhibit “B”.

14.54 “Subsidiary” shall mean, as to a Person or other entity or organization in which such Person owns (directly or indirectly) any equity or other similar corporate interest.

14.55 “Tax Consideration” shall have the meaning given such term in Section 1.08(a) hereof.

14.56 “Tax Returns” shall mean all returns, declarations, reports, statements and other documents of, relating to, or required to be filed in respect of, any and all Taxes.

14.57 “Taxes” shall mean all federal, state, local, foreign and other taxes, charges, fees, duties, levies, imposts, customs or other assessments, including, without limitation, all net income, gross income, capital, transfer, inventory, capital stock, license, social security, unemployment, estimated taxes, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, premium, property, windfall profits, or other taxes, fees, assessments, customs, duties, levies, imposts, or charges of any kind whatsoever, together with any interests, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto.

14.58 “Third Party Claims” shall have the meaning given such term in Section 10.04(b) hereof.

14.59 “Trade Payables” shall mean those obligations of the Seller relating to the provision of goods and services to the Seller for the conduct of the Business in the ordinary course of business of the Seller that relate to the Transferred Assets and that are classified as Trade Payables in accordance with GAAP and are shown on Seller’s financial statements.

14.60 “Transferred Assets” shall have the meaning given such term in Section 1.01(a) hereof.

14.61 “Transferred Employees” shall have the meaning given such term in Section 6.01 hereof.

ARTICLE 15
MISCELLANEOUS

15.01 Notices.  All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by courier, by overnight delivery service with proof of delivery or by prepaid registered or certified United States first-class mail, return receipt requested, addressed to the respective party at the address set forth below, or if sent by facsimile or other similar form of communication (with receipt confirmed) to the respective party at the facsimile number set forth below:

If to the Seller, to:                                                      Rocky Mtn. Supply, Inc.
c/o Edward Rutt, President
4009 16th Lane
Greeley, CO  80634
                                                                           (V) (970) 356-1532
(F) (970) 356-1532

Copies to:	Elizabeth Dickson Paulsen
Brownstein Hyatt Farber Schreck, LLP
410 Seventeenth Street, Suite 2200
Denver, CO 80202-4437
(V) (303) 223-1187
(F) (303) 223-0987

If to the Buyer, to:                                                      DXP Enterprises, Inc.
7272 Pinemont
Houston, Texas 77040
Attn:  David R. Little, CEO
(V) (713) 996-4755
(F) (713) 996-6570

Copies to:	Gary A. Messersmith
Looper, Reed & McGraw, P.C.
1300 Post Oak Blvd., Suite 2000
Houston, Texas 77056
(V) (713) 986-7216
(F) (713) 986-7100

or to such other address or facsimile number and to the attention of such other Person(s) as either party may designate by written notice.  Any notice mailed shall be deemed to have been given and received on the third Business Day following the day of mailing.

15.02 Bulk Transfer Laws.  Seller and Buyer agree that the bulk sales provisions of Article 6 of chapter 155 in C.R.S. 1963 was repealed in 1991; therefore there is not any bulk sales provisions of the Colorado statutes and/or codes applicable to this Agreement.

15.03 Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  No party to this Agreement may sell, transfer, assign, pledge or hypothecate its rights, interests or obligations under this Agreement without the prior written consent of the other parties, except that the Buyer may assign its rights to any affiliate of the Buyer (provided Buyer remains as an obligor under the Seller Note and the Shareholders’ Notes).  No assignment of this Agreement or any of the rights, interests or obligations hereof by the Buyer shall relieve the Buyer of its obligations under this Agreement and, upon any such assignment occurring prior to the Closing, the representations, warranties, covenants and agreements contained in this Agreement shall be deemed to have been made by the Buyer’s assignee as well as by the Buyer.

15.04 Successors.  This Agreement shall inure to the benefit of, be binding upon and be enforceable by the parties hereto and their respective successors and assigns.

15.05 Entire Agreement.  This Agreement and the Exhibits and Schedules hereto and the Disclosure Schedule constitute the entire agreement and understanding between the parties relating to the subject matter hereof and thereof and supersedes all prior representations, endorsements, premises, agreements, memoranda communications, negotiations, discussions, understandings and arrangements, whether oral, written or inferred, between the parties relating to the subject matter hereof.  This Agreement may not be modified, amended, rescinded, canceled, altered or supplemented, in whole or in part, except upon the execution and delivery of a written instrument executed by a duly authorized representative of each of the parties hereto.  No action taken pursuant to this Agreement, including without limitation, any investigation by or behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant, or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver or any other subsequent breach.

15.06 Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado without giving effect to choice of law principles.  The parties submit to the non-exclusive jurisdiction of the courts of the State of Colorado.  Venue of any dispute arising out of this Agreement shall be in Denver, Denver County, Colorado.

15.07 Waiver.  The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

15.08 Severability.  If any term or other provision of this Agreement is invalid, illegal, incapable of being enforced by any law or public policy, prohibited or unenforceable all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

15.09 No Third Party Beneficiaries.  Any agreement contained, expressed or implied in this Agreement shall be only for the benefit of the parties hereto and their respective legal representatives, successors and assigns, and such agreements shall not inure to the benefit of the obligees of any indebtedness of any party hereto, it being the intention of the parties hereto that no Person shall be deemed a third party beneficiary of this Agreement, except to the extent a third party is expressly given rights herein.

15.10 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original copy of this Agreement and all of which, when taken together shall constitute one and the same Agreement.

15.11 Headings.  Each statement set forth in the Disclosure Schedule with respect to a particular section herein shall be deemed made solely with respect to such section and not with respect to any other section hereof unless specifically set forth in the Disclosure Schedule as also being made with respect to such other section.  The headings of the Articles and sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof or affect in any way the meaning or interpretation of this Agreement.

15.12 Negotiated Transaction.  The provisions of this Agreement were negotiated by the parties hereto, and this Agreement shall be deemed to have been drafted by all of the parties hereto.

15.13 Negotiation with Others.  The Seller agrees that from the date hereof until the Closing Date or the termination of this Agreement pursuant to Article XIII, it will not, directly or indirectly, negotiate with any Person not a party hereto or not affiliated with a party hereto with respect to a merger, consolidation, asset purchase or any similar transaction with any such Person regarding the Business or the Transferred Assets.

15.14 Prevailing Party.  In the event there is any legal action commenced to enforce or interpret this Agreement, the prevailing party shall be entitled to collect all reasonable costs incurred from the other party, including but not limited to court costs, expert witness fees and attorneys’ fees.

15.15 Disclosure Schedules.  Seller will immediately update each Disclosure Schedule when required because of (i) a change in the information provided, or (ii) additional information must be provided.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SELLER:
Rocky Mtn. Supply, Inc.

By:   Edward J. Rutt

SHAREHOLDERS:

Edward Rutt

Dennis Hinchley

BUYER:

DXP ENTERPRISES, INC.

By:   Mac McConnell, Senior Vice President